Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CITRIX SYSTEMS, INC.,

GETGO, INC.,

LOGMEIN, INC.

and

LITHIUM MERGER SUB, INC.

Dated as of July 26, 2016

2

3

ANNEXES

A	Term Sheet for Loan Agreement
B	Form of Certificate of Incorporation of Surviving Corporation
C	Form of Bylaws of Surviving Corporation
D	Form of Cooperation Agreement

4

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2016, among Citrix Systems, Inc., a Delaware corporation (“Citrix”), GetGo, Inc., a Delaware corporation and wholly-owned subsidiary of Citrix (“SpinCo”), LogMeIn, Inc., a Delaware corporation (“Parent”), and Lithium Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, Citrix, directly and indirectly, is engaged in the SpinCo Business and its other businesses;

WHEREAS, SpinCo is a recently-formed, wholly-owned direct subsidiary of Citrix;

WHEREAS, on or prior to the Closing Date, Citrix will complete the reorganization of the SpinCo Business, and following the reorganization of the SpinCo Business and prior to the Effective Time, and upon the terms and conditions set forth in the Separation Agreement, Citrix will either (a) distribute, without consideration, all of the then outstanding shares of SpinCo’s common stock, $0.01 par value per share (“SpinCo Common Stock”), to holders of Citrix’s common stock, $0.001 par value per share (“Citrix Common Stock”), by way of a pro rata dividend (the “One-Step Spin-Off”), or (b) consummate an offer to exchange shares of SpinCo Common Stock, for currently issued and outstanding shares of Citrix Common Stock (such offer to exchange shares, the “Exchange Offer”) and, in the event that Citrix stockholders subscribe for less than all of the shares of SpinCo Common Stock in the Exchange Offer, distribute, without consideration and pro rata to holders of Citrix Common Stock, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Citrix may be treated for U.S. federal income Tax purposes as having distributed all of the SpinCo Common Stock to its stockholders (the “Clean-Up Spin-Off”);

WHEREAS, the disposition by Citrix of the SpinCo Common Stock to Citrix stockholders, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off, if necessary), is referred to as the “Distribution”;

WHEREAS, at the Effective Time, the parties hereto will effect the merger of Merger Sub with and into SpinCo (the “Merger”), with SpinCo continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend that, for U.S. federal income Tax purposes, (a) the contribution (as part of the Separation) by Citrix of all of its ownership interests in the SpinCo Assets to SpinCo in exchange for additional SpinCo Common Stock and SpinCo’s assumption of the SpinCo Liabilities (the “Contribution”) and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of Citrix and SpinCo will be a “party to a reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as such, will qualify as a distribution of the SpinCo Common Stock to Citrix’s stockholders pursuant to Section 355 of the Code and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, (c) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, and (d) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and SpinCo will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the parties hereto intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) (a) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, and will approve the Parent Charter Amendment as contemplated by this Agreement; and (b) has recommended the approval by the stockholders of Parent of the Parent Share Issuance and will recommend the approval by the stockholders of Parent of the Parent Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of SpinCo (the “SpinCo Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Citrix (the “Citrix Board”) has approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, as a condition and inducement to Citrix and SpinCo entering into this Agreement, Citrix and a stockholder of Parent have entered into a Voting Agreement pursuant to which such stockholder of Parent has agreed to vote all shares of Parent Common Stock directly or indirectly held by such stockholder in favor of the Parent Share Issuance and the Parent Charter Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between Parent and a Person who has made a proposal satisfying the requirements of Section 7.03(c) on terms no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement.

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Ratio” means the quotient obtained by dividing the Citrix Stock Value by the Parent Stock Value.

“Affiliate” means, when used with respect to a specified Person and at a point in, or during a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person at such point in or during such period of time. It is expressly agreed that neither Citrix nor SpinCo, nor any member of their respective Groups (as defined in the Separation Agreement), shall be deemed to be an Affiliate of the other or a member of such other party’s Group solely by reason of having common stockholders or one or more directors in common or by reason of having been under the common control of Citrix prior to the Distribution.

“Agreement” means this Agreement and Plan of Merger among the parties hereto, including all annexes, exhibits and schedules (including the Disclosure Letters), and all amendments hereto made in accordance with the provisions of Section 10.07.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Citrix Disclosure Letter” means the confidential disclosure letter delivered by Citrix to Parent immediately prior to the execution of this Agreement.

“Citrix Entity” means Citrix or any of its Subsidiaries.

“Citrix RSUs” means restricted stock units payable in shares of Citrix Common Stock or whose value is determined with reference to the value of shares of Citrix Common Stock.

“Citrix SEC Documents” means all forms, reports, statements, schedules and other documents filed by Citrix with, or furnished by Citrix to, the SEC since January 1, 2013.

“Citrix Stock Awards” means Citrix Stock Options, Citrix RSUs, and any other equity or equity-based awards granted pursuant to the Citrix Stock Plan.

“Citrix Stock Options” means options to acquire shares of Citrix Common Stock from Citrix.

“Citrix Stock Plan” means Citrix’s 2014 Equity Incentive Plan, as amended.

“Citrix Stock Value” means the volume-weighted average per-share trading price of Citrix Common Stock, trading regular way with due bills, on the five trading days immediately prior to the date upon which the Effective Time occurs, as reported on Bloomberg.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Communications Act” means the Communications Act of 1934, as amended, together with the written orders, policies and decisions of the FCC.

“Communications Licenses” means any licenses, permits, certificates, waivers, amendments, consents, exemptions, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from the FCC to any Transferred Subsidiary.

“Competing Parent Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to, (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any of its Subsidiaries, the assets of which constitute or represent more than 15% of the total revenue, operating income or fair market value of the assets of Parent and its Subsidiaries, taken as a whole; (b) any sale, lease, license, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income or fair market value of the assets of Parent and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition to any Person of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Parent; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of Parent; or (e) any combination of the foregoing.

“Competing Parent Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing Parent Transaction (other than an Acceptable Confidentiality Agreement).

“Competing SpinCo Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Reorganization and the Separation or as otherwise contemplated by this Agreement, the Separation Agreement or any of the Ancillary Agreements and other than asset sales, licenses and transfers in the ordinary course of business not in violation of Section 6.01) that constitutes, or is reasonably likely to lead to, a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, sale, lease, license, transfer or other disposition or similar transaction involving the SpinCo Business or a material portion of the SpinCo Assets, taken as a whole. For the avoidance of doubt, a Competing SpinCo Transaction shall not include any other transaction involving any Citrix Entity or the assets or businesses thereof (other than the SpinCo Business).

“Competing SpinCo Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing SpinCo Transaction.

“Competitive Business” means the business of designing, developing, marketing, selling and supporting cloud-based SaaS services each of which consist of a central processing component (including a communication server, central server or broker) connected to computerized end point devices (including host and client end point devices and mobile applications) such that all network traffic for such service is routed through the SaaS service provider’s owned or controlled infrastructure and that provide standalone: (a) integrated screen sharing technology, conference calling voice services, video technology and chat used to support online meetings and collaboration; (b) personal computer-based (i.e., as an end point device) remote access technology that permits one end point device to stream the contents of its screen to another end point device via an Internet connection; (c) virtual PBX voice services offering phone numbers, VoIP based endpoints, PSTN/VoIP bridging and mobile-based voice communication and text message services; or (d) clientless remote support technology that permits one end point device to stream the contents of its screen to another end point device via an Internet connection giving IT support specialists or call center agents the ability to remotely control a device from another system that can access the Web integrated with a purpose-built set of functionalities geared towards the IT support specialist or call center agents, in each case (meaning for each numbered subpart of this definition) designed, developed, marketed, sold and supported for either individuals, small and medium businesses or small and medium organizational units or functions within larger overall organizations (known as “small in big” segments).

“Confidential Data” means information, including Personal Data, in whatever form that a Citrix Entity or a Parent Entity, as the case may be, is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by Citrix Entities or Parent Entities, as the case may be, that is not intentionally shared with the general public or that is classified by the Citrix Entities or Parent Entities, as the case may be, with a designation that precludes sharing with the general public.

“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, deed of trust, lease, sublease, instrument, or other legally binding commitment, obligation or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Data” means Confidential Data or Personal Data.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” means the Parent Disclosure Letter and the Citrix Disclosure Letter.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, covenant, condition, restriction, easement, charge, right of first refusal or first offer, or other restriction on title or transfer of any nature whatsoever.

“Environmental Law” means any Law, consent decree or judgment, in each case, relating to (a) pollution or the protection of the environment; or (b) human exposure to any Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, registration, exemption or license required pursuant to any applicable Environmental Law.

“Estimated SpinCo Deferred Revenue Surplus” means (i) if the Estimated SpinCo Deferred Revenue set forth in the Closing Statement is equal to or greater than the SpinCo Deferred Revenue Target, then zero (0), or (ii) if the Estimated SpinCo Deferred Revenue set forth in the Closing Statement is less than the SpinCo Deferred Revenue Target, then (a) the absolute value of the Estimated SpinCo Deferred Revenue minus (b) $124.0 million. For example and illustrative purposes only, if the Estimated SpinCo Deferred Revenue set forth in the Closing Statement is $(130.0 million) (which is a negative number), then the Estimated SpinCo Deferred Revenue Surplus shall be $6.0 million (i.e., $130.0 million minus $124.0 million).

“Estimated Working Capital Adjustment” means (i) if the Estimated Working Capital set forth in the Closing Statement is within $3.0 million (plus or minus) of the SpinCo Target Working Capital, then zero (0), or (ii) if the Estimated Working Capital set forth in the Closing Statement is at least $3.0 million more or less than the SpinCo Target Working Capital, then the Estimated Working Capital minus the SpinCo Target Working Capital (which may be a positive or negative number).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in the Separation Agreement.

“Excluded Liabilities” has the meaning set forth in the Separation Agreement.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated by this Agreement, the Separation Agreement and the Ancillary Agreements, the preparation, printing, filing and mailing of the Registration Statements, the Proxy Statement and the Schedule TO (as applicable), the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Merger, the Internal Reorganization, the Separation, and the other transactions contemplated by this Agreement, the Separation Agreement and the Ancillary Agreements.

“FCC” means the Federal Communications Commission, including any bureau, office or division thereof.

“FCC Consent” means a notice or other action by the FCC granting its consent to the transfer of control or assignment of the Communications Licenses of the Transferred Subsidiaries, pursuant to the appropriate applications filed by the parties hereto with the FCC as contemplated by this Agreement.

“Final Net Adjustment Amount” means an amount equal to the following (each of which may be a positive or negative number):

(a) the SpinCo Cash Amount as finally determined pursuant to Section 3.05 minus the Estimated Cash Amount set forth in the Closing Statement; plus

(b) the Final Working Capital Adjustment minus the Estimated Working Capital Adjustment set forth in the Closing Statement; minus

(c) the amount of any SpinCo Indebtedness at Closing as finally determined pursuant to Section 3.05 minus the Estimated SpinCo Indebtedness set forth in the Closing Statement, if any; minus

(d) the Final SpinCo Deferred Revenue Surplus minus the Estimated SpinCo Deferred Revenue Surplus.

“Final SpinCo Deferred Revenue Surplus” means (i) if the SpinCo Deferred Revenue as finally determined pursuant to Section 3.05 is equal to or greater than the SpinCo Deferred Revenue Target, zero (0), or (ii) if the SpinCo Deferred Revenue as finally determined pursuant to Section 3.05 is less than the SpinCo Deferred Revenue Target, then (a) the absolute value of the SpinCo Deferred Revenue minus (b) $124.0 million.

“Final Working Capital Adjustment” means (i) if the SpinCo Working Capital as finally determined pursuant to Section 3.05 is within $3.0 million (plus or minus) of the SpinCo Target Working Capital, then zero (0), or (ii) if the SpinCo Working Capital as finally determined pursuant to Section 3.05 is at least $3.0 million more or less than the SpinCo Target Working Capital, then the SpinCo Working Capital minus the SpinCo Target Working Capital (which may be a positive or negative number).

“Free or Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a contaminant under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Information Privacy Laws” means any Laws or Governmental Orders pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Citrix Entities or the Parent Entities, as the case may be.

“Initial Net Adjustment Amount” means an amount equal to the following:

(a) the Estimated Cash Amount set forth in the Closing Statement minus the SpinCo Target Cash Amount (which may be a positive or negative number); plus

(b) the Estimated Working Capital Adjustment; minus

(c) the amount of any Estimated SpinCo Indebtedness; minus

(d) the amount of any Estimated SpinCo Deferred Revenue Surplus.

“Intellectual Property” means all intellectual property and intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (a) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, URLs, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”); (b) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (c) copyrights and copyrightable subject matter, including databases, data collections (including knowledge databases, customers lists and customer databases) and rights therein, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works (collectively, “Copyrights”); (d) rights in Software; (e) rights under applicable trade secret law and any and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (collectively, “Trade Secrets”); (f) all applications and registrations, renewals and extensions for the foregoing; and (g) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof.

“Intercompany Agreement” means any Contract between Citrix or any Citrix Retained Entity, on the one hand, and SpinCo or any Transferred Subsidiary, on the other hand.

“Internal Reorganization” has the meaning set forth in the Separation Agreement.

“Intervening Event” means any event, circumstance, change or effect that (a) occurs or arises after the date of this Agreement and prior to receipt of the Required Parent Stockholder Vote, (b) is material to Parent and its Subsidiaries, taken as a whole, (c) was not known or foreseen, and could not reasonably have been known or foreseen by, the Parent Board as of or prior to the date of this Agreement, (d) does not involve or relate to a Competing Parent Transaction, and (e) does not involve or relate to SpinCo, the Transferred Subsidiaries and/or the SpinCo Business (it being understood and agreed that any events, circumstances, changes or effects involving or relating to SpinCo, the Transferred Subsidiaries and/or the SpinCo Business shall be governed solely by the definition of SpinCo Material Adverse Effect as set forth in this Agreement and the provisions of this Agreement utilizing such definition); provided that none of the following, either alone or in combination, shall be deemed to constitute an “Intervening Event”: (i) events, circumstances, changes or effects affecting general business, economic or political conditions, the industries or segments thereof in which Parent and its Subsidiaries operate, or the financial, credit or securities markets in the United States or in any other country or region in the world; (ii) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; (iii) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, or the identity of the other parties hereto; (iv) the status of the Merger under the HSR Act or any other antitrust Laws; (v) events, circumstances, changes or effects arising out of, or attributable to, any action taken or omitted to be taken pursuant to this Agreement, the Separation Agreement, the Loan Agreement or any of the Ancillary Agreements; (vi) any potential acquisition or disposition of any other Person or assets by Parent or any of its Subsidiaries; (vii) any change in the price or trading volume of Parent Common Stock; (viii) meeting or exceeding, or failing to meet or exceed, any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period; or (ix) any matter relating to the foregoing or consequences of the foregoing.

“IP License Agreement” has the meaning set forth in the Separation Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge of Citrix,” “Citrix’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Schedule 1.01(a) of the Citrix Disclosure Letter; provided that with respect to matters involving Intellectual Property, knowledge does not require any such Person to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such Persons.

“Knowledge of Parent,” “Parent’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Schedule 1.01 of the Parent Disclosure Letter; provided that with respect to matters involving Intellectual Property, knowledge does not require any such Person to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such Persons.

“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Licensed Intellectual Property” means the Intellectual Property of the Retained Citrix Entities to be licensed to SpinCo pursuant to the IP License Agreement.

“Loan Agreement” means a loan agreement to be entered into between Parent and Citrix in connection with the Closing and effective as of the Effective Time, in a form consistent with the terms set forth on the Term Sheet attached hereto as Annex A.

“Malicious Code” means any “virus,” “worm,” “time bomb,” “key-lock,” “back door,” “drop dead device,” “Trojan horse,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code intentionally designed or intended to have, or intended to be capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Nasdaq” means the NASDAQ Stock Market LLC.

“New Parent Stock Plan” means a new incentive stock plan of Parent to be submitted for approval at the Parent Stockholders’ Meeting or at the next annual meeting of Parent stockholders, the terms and conditions of which are substantially the same as Parent’s Amended and Restated 2009 Stock Incentive Plan, except that the number of shares available for issuance under the plan shall not be greater than 4,500,000, or such greater number as Institutional Shareholder Services, Inc. may approve in a report to Parent.

“Non-U.S. Parent Employee” means any Parent Employee who is employed primarily outside (or, in the case of any expatriate Parent Employee, whose home country is outside) the United States.

“Non-U.S. SpinCo Employee” means any SpinCo Employee who is employed primarily outside (or, in the case of any expatriate SpinCo Employee, whose home country is outside) the United States.

“Offshore Cash” means all cash and cash equivalents held outside the United States that, on the Closing Date, may not be distributed or dividended to a Person in the United States in compliance with Law without the consent of any other Person or without incurring or being assessed any costs, expenses, penalties, Taxes or other amounts in respect of such distribution or dividend.

“Parent Charter” means the Restated Certificate of Incorporation of Parent.

“Parent Charter Amendment” means an amendment of the Parent Charter to provide for an increase in the authorized shares of Parent Common Stock to an amount not greater than the maximum amount authorized under the voting guidelines of Institutional Shareholder Services, Inc.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” means the confidential disclosure letter delivered by Parent to Citrix immediately prior to the execution of this Agreement.

“Parent Employee” means any employee of Parent or any of its Subsidiaries.

“Parent Entity” means Parent or any of its Subsidiaries.

“Parent Intellectual Property” means all Intellectual Property owned or purported to be owned by Parent or one of its Subsidiaries, or used or held for use by Parent or one of its Subsidiaries.

“Parent Leased Real Property” means real property leased, subleased, licensed or otherwise occupied by Parent or its Subsidiaries, as tenant, subtenant, licensee or occupant.

“Parent Material Adverse Effect” means any event, circumstance, change in or effect on Parent and its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Parent Material Adverse Effect”, or taken into account in determining whether there has been a “Parent Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which Parent and its Subsidiaries operate; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or the identity of the other parties hereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors or licensees (provided that this clause (d) shall not apply with respect to the matters described in Sections 5.03 and 5.04); (e) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (f) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events; (g) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; or (h) events, circumstances, changes or effects arising out of, or attributable to, the failure by Parent to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of this definition); except, in the case of clauses (a), (b), (c), (e), (f) or (g), to the extent that such event, circumstance, change or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Owned Real Property” means all of the real property owned by Parent and its Subsidiaries.

“Parent Preferred Stock” means preferred stock, par value $0.01 per share, of Parent.

“Parent Recommendation” means the recommendation of the Parent Board that Parent stockholders vote in favor of the Parent Share Issuance at the Parent Stockholders’ Meeting.

“Parent RSUs” means restricted stock units payable in shares of Parent Common Stock or whose value is determined with reference to the value of shares of Parent Common Stock.

“Parent SEC Documents” means all forms, reports, statements, schedules and other documents filed by Parent with, or furnished by Parent to, the SEC since January 1, 2013.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock to the stockholders of SpinCo in connection with the Merger.

“Parent Stock Awards” means Parent Stock Options, Parent RSUs, and any other equity or equity-based awards granted pursuant to the Parent Stock Plans.

“Parent Stock Options” means stock options to acquire shares of Parent Common Stock from Parent.

“Parent Stock Plans” means Parent’s 2004 Equity Incentive Plan, 2007 Stock Incentive Plan and Amended and Restated 2009 Stock Incentive Plan, each as amended.

“Parent Stock Value” means the volume-weighted average per-share trading price of Parent Common Stock on the five trading days immediately following the date upon which the Effective Time occurs, as reported on Bloomberg.

“Parent Stockholder Approval” means (i) the approval of the Parent Share Issuance at the Parent Stockholders’ Meeting by the affirmative vote of holders of shares of Parent Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Parent Common Stock present or represented at the meeting and voting affirmatively or negatively (the “Required Parent Stockholder Vote”), (ii) the approval of the Parent Charter Amendment at the Parent Stockholders’ Meeting by the affirmative vote of the holders of a majority of the Parent Common Stock entitled to vote on the matter (the “Parent Charter Approval”) and (iii) if determined by Parent to be included in the Proxy Statement, the approval of the New Parent Stock Plan by the affirmative vote of holders of shares of Parent Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Parent Common Stock present or represented at the meeting and voting affirmatively or negatively.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Encumbrances or security obligations incurred in the ordinary course of business and arising by operation of Law or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits or other Encumbrances securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Encumbrances and other imperfections of title that do not materially impair the use or occupancy of the property to which they relate in the conduct of the SpinCo Business or the business of Parent and its Subsidiaries, as the case may be, as currently conducted; (e) Encumbrances arising under conditional sales Contracts and equipment leases with third parties and other Encumbrances arising on assets and products sold in the ordinary course of business and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (f) landlords’ liens and Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record or that would be disclosed by an accurate survey or inspection of the real property, in each case that do not materially impair the use or occupancy of the property to which they relate in the conduct of the SpinCo Business or the business of Parent and its Subsidiaries, as the case may be, as currently conducted; (i) Encumbrances that will be released at or prior to the Closing; (j) Encumbrances identified in the SpinCo Financial Statements or the financial statements in the Parent SEC Documents, as the case may be; and (k) Encumbrances reserved or created pursuant to the Separation Agreement or any Ancillary Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and any Governmental Authority.

“Personal Data” means any data or information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information,” “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable natural person.

“Privacy Policy” means a published policy of the Citrix Entities or the Parent Entities, as the case may be, made available in connection with the collection of information provided by or on behalf of individuals that is labeled as a “Privacy Policy” and/or is reached on a web site by a link that includes the label “Privacy”.

“Qualified SpinCo Common Stock” means SpinCo Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code); provided that for the avoidance of doubt, SpinCo Common Stock actually acquired in the Distribution shall be Qualified SpinCo Common Stock unless acquired with respect to or in exchange for Citrix Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code).

“Record Date” has the meaning set forth in the Separation Agreement.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, the air or any soil, sediment, subsurface strata, surface water or groundwater, natural resources or structure.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any presence or Release of Hazardous Materials.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Restricted Cash” means any cash deposits being held as collateral or other security for contractual obligations where the cash in these accounts cannot be withdrawn without curing with a future cash deposit or other financial obligation, including any security deposits with landlords.

“Restrictive Covenant Agreement” means any current form of Contract or agreement concerning non-competition, non-solicitation of customers or employees, non-hiring of employees, non-disclosure of information, assignment or exclusive license of Intellectual Property or any other restrictive covenants.

“Retained Citrix Entity” means any Citrix Entity that is not a Transferred Subsidiary.

“Sample Working Capital Statement” means that illustrative statement attached as Schedule 1.01(b) of the Citrix Disclosure Letter setting forth the components, adjustments and methods of calculation for determining, as applicable, SpinCo Working Capital and SpinCo Deferred Revenue.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of the date hereof, by and among Citrix, SpinCo and Parent.

“Software” means any computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Special Dividend” means one or more special cash dividends in an aggregate amount of up to $1.50 per share of Parent Common Stock to holders of record of the issued and outstanding shares of Parent Common Stock prior to the Effective Time (regardless of whether the actual payment date for any special dividend is before, on or after the Effective Time); provided that (i) in the event the Closing does not occur on or before March 31, 2017, Parent may pay an additional dividend of $0.50 per share with respect to the completed first quarter of calendar year 2017; (ii) in the event the Closing does not occur on or before June 30, 2017, Parent may pay an additional dividend of $0.50 per share with respect to the completed second quarter of calendar year 2017; and (iii) in the event the Closing does not occur on or before September 30, 2017, Parent may pay an additional dividend of $0.50 per share with respect to the completed third quarter of calendar year 2017.

“SpinCo Assets” has the meaning set forth in the Separation Agreement.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Cash Amount” means the aggregate amount of cash and cash equivalents held by SpinCo and its Subsidiaries as of the open of business on the Closing Date, calculated (a) net of issued but uncleared checks and drafts, (b) including the amount of any checks and drafts (i) received by SpinCo and its Subsidiaries but not yet deposited and (ii) deposited for the account of SpinCo or any of its Subsidiaries but not yet cleared and (c) excluding (x) the amount of any Restricted Cash and (y) the amount of any Offshore Cash in excess of the amounts set forth in Schedule 1.01(c) of the Citrix Disclosure Letter. As used herein, “drafts” shall include both written and electronic fund transfer orders.

“SpinCo Contractor” means any individual consultant or independent contractor of a Citrix Entity who is performing services primarily related to the SpinCo Business.

“SpinCo Current Assets” means the categories of current assets of SpinCo and its Subsidiaries set forth in the Sample Working Capital Statement, determined as of the open of business on the Closing Date in accordance with GAAP consistently applied with the SpinCo Financial Statements, subject to the adjustments set forth in the Sample Working Capital Statement. For the avoidance of doubt, the SpinCo Current Assets shall not include the SpinCo Cash Amount, any Tax assets, any Excluded Assets or any assets related to Intercompany Accounts (as defined in the Separation Agreement).

“SpinCo Current Liabilities” means the categories of current liabilities of SpinCo and its Subsidiaries set forth in the Sample Working Capital Statement, determined as of the open of business on the Closing Date in accordance with GAAP consistently applied with the SpinCo Financial Statements, subject to the adjustments set forth in the Sample Working Capital Statement. SpinCo Current Liabilities shall include (i) the current and long-term portion of liabilities for capital leases and (ii) the current and long-term portion of liabilities under a Non-U.S. SpinCo Plan (x) that is sponsored or maintained by SpinCo or a Transferred Subsidiary or (y) for which liabilities transfer to SpinCo or a Transferred Subsidiary under applicable Law as a result of the transactions contemplated by the Transaction Agreements; provided, that in the case of this clause (ii) such liabilities shall not be included as SpinCo Current Liabilities unless the aggregate present value of such liabilities exceeds $100,000. For the avoidance of doubt, the SpinCo Current Liabilities shall not include the current portion of deferred revenue, any Liabilities for Taxes, any SpinCo Indebtedness, any Excluded Liabilities or any Liabilities related to Intercompany Accounts.

“SpinCo Deferred Revenue” means the current and long-term portions of deferred revenue of SpinCo and its Subsidiaries (excluding amounts relating to activation deferred revenue) determined as of the open of business on the Closing Date in accordance with GAAP consistently applied with the SpinCo Financial Statements, subject to the adjustment set forth in the Sample Working Capital Statement.

“SpinCo Deferred Revenue Target” means $(124.0 million) (which is a negative number).

“SpinCo Employee” means any individual who is either actively employed by, or on a short-term leave of absence (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) from, a Citrix Entity and who is performing services primarily related to the SpinCo Business, but excluding any such individual mutually agreed upon by Parent and Citrix.

“SpinCo Indebtedness” means, without duplication, (a) any indebtedness of the Transferred Subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness of the Transferred Subsidiaries for borrowed money; (b) any indebtedness of the Transferred Subsidiaries evidenced by any note, bond, debenture or other debt security; (c) any commitment by which a Transferred Subsidiary assures a creditor against loss (including any contingent reimbursement liability with respect to letters of credit, but excluding any letters of credit collateralized by Restricted Cash); (d) any off-balance sheet financing of a Transferred Subsidiary; (e) any obligations of the Transferred Subsidiaries for the deferred purchase price of property, other assets or services (including earn-outs or similar contingent payment obligations); (f) any interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, collars and any other hedging agreements or arrangements of the Transferred Subsidiaries; (g) any obligations of the Transferred Subsidiaries for Expenses which remain unpaid as of the Closing; (h) the obligations set forth on Schedule 1.01(d) of the Citrix Disclosure Letter which remain unpaid as of the Closing; (i) all obligations of the type referred to in clauses (a) through (h) as to which any Transferred Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (j) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“SpinCo Intellectual Property” means all Intellectual Property included in the SpinCo Assets and the Licensed Intellectual Property.

“SpinCo Liabilities” has the meaning set forth in the Separation Agreement.

“SpinCo Material Adverse Effect” means any event, circumstance, change in or effect on the SpinCo Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of the SpinCo Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “SpinCo Material Adverse Effect”, or taken into account in determining whether there has been a “SpinCo Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the SpinCo Business operates; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, the Separation Agreement or any Ancillary Agreement (including the Internal Reorganization, the Contribution, the Distribution and the Merger) or the identity of the other parties hereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, or licensees (provided that this clause (d) shall not apply with respect to the matters described in Sections 4.04 and 4.05); (e) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (f) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events; (g) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; or (h) events, circumstances, changes or effects arising out of, or attributable to, the failure by the SpinCo Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a SpinCo Material Adverse Effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of this definition); except, in the case of clauses (a), (b), (c), (e), (f) or (g), to the extent that such event, circumstance, change or effect has a disproportionate effect on the SpinCo Business, taken as a whole, as compared with other participants in the industries in which the SpinCo Business operates.

“SpinCo Target Cash Amount” means $25.0 million or such greater amount calculated after giving effect to the adjustment, if any, pursuant to Section 2.04(e)(z).

“SpinCo Target Working Capital” means $29.0 million.

“SpinCo Working Capital” means (a) the SpinCo Current Assets minus (b) the SpinCo Current Liabilities as of the open of business on the Closing Date. For purposes of this Agreement, SpinCo Working Capital shall be calculated in accordance with the applicable definitions included herein and in a manner consistent with the SpinCo Financial Statements and the Sample Working Capital Statement.

“Sponsored Employee” has the meaning set forth in the Employee Matters Agreement.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person or one or more of its respective Subsidiaries.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Parent Transaction on terms and conditions that the Parent Board determines, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed in writing by Citrix in response to such offer or proposal, to be (a) more favorable from a financial point of view to the stockholders of Parent than the Merger; and (b) reasonably expected to be consummated. For purposes of the definition of “Superior Proposal,” each reference to “15%” in the definition of “Competing Parent Transaction” shall be replaced with “50%”.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status of the External Transactions” means the Tax-Free Status, but only as it applies to the Contribution, the Distribution and the Merger.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Tax Representation Letters” means Tax representation letters containing normal and customary representations and statements, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, and consistent with the allowances and the restrictions contained in the Tax Matters Agreement, reasonably satisfactory in form and substance to Parent Tax Counsel and Citrix Tax Counsel in light of the facts and the conclusions to be reached in the Parent Merger Tax Opinion and the Citrix RMT Tax Opinions, executed by Parent, SpinCo and Citrix, and other parties, if required, as reasonably agreed by the parties hereto.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Termination Fee” means $62.0 million.

“Transferred Leased Real Property” has the meaning set forth in the Separation Agreement.

“Transferred Owned Real Property” has the meaning set forth in the Separation Agreement.

“Transferred Subsidiaries” means each of SpinCo and the other entities that Citrix will contribute to SpinCo pursuant to the Separation Agreement, and each of their respective Subsidiaries.

“Transition Services Agreement” has the meaning set forth in the Separation Agreement.

“U.S. Parent Employee” means any Parent Employee who is employed primarily in (or, in the case of any expatriate Parent Employee, whose home country is) the United States.

“U.S. SpinCo Employee” means any SpinCo Employee who is employed primarily in (or, in the case of any expatriate SpinCo Employee, whose home country is) the United States.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Adjusted Citrix RSU	§ 3.04(c)
Aggregate Merger Consideration	§ 2.04(a)
Antitrust Remedial Actions	§ 7.06(c)
Certificate of Merger	§ 2.02
Change in the Parent Recommendation	§ 7.03(d)
Citrix	Preamble
Citrix Board	Recitals
Citrix Board Designees	§ 2.07(a)

Citrix Common Stock	Recitals
Citrix Merger Tax Opinion	§ 7.07(b)
Citrix Plan	§ 7.14(a)
Citrix RMT Tax Opinions	§ 7.07(b)
Citrix Separation Tax Opinion	§ 7.07(b)
Citrix Tax Counsel	§ 7.07(b)
Clean-Up Spin-Off	Recitals
Closing	§ 2.02
Closing Statement	§ 3.05(a)
Commercial Arrangements	§ 4.18
Confidentiality Agreement	§ 7.11(a)
Continuing SpinCo Employee	§ 7.14(a)
Contribution	Recitals
Copyrights	§ 1.01
Dispute Notice	§ 3.05(c)
Distribution	Recitals
Effective Time	§ 2.02
Elliott	§ 2.07(a)
ERISA	§ 4.13(a)
Estimated Cash Amount	§ 3.05(a)
Estimated SpinCo Deferred Revenue	§ 3.05(a)
Estimated SpinCo Indebtedness	§ 3.05(a)
Estimated Working Capital	§ 3.05(a)
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
Exchange Offer	Recitals
Extended Termination Date	§ 9.01(a)
FCPA	§ 4.10(b)
Independent Accounting Firm	§ 3.05(d)
Initial Termination Date	§ 9.01(a)
Marks	§ 1.01
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Non-U.S. Parent Plans	§ 5.12(b)
Non-U.S. SpinCo Plans	§ 4.13(b)
Notice Period	§ 7.03(d)(ii)
One-Step Spin-Off	Recitals
Operating Committee	§ 2.07(c)
Parent	Preamble
Parent Board	Recitals
Parent Capitalization Date	§ 5.02(a)
Parent Charter Approval	§ 1.01
Parent Customer Data	§ 5.10(l)
Parent Employee Representative Agreements	§ 5.13
Parent IP Contracts	§ 5.15(a)(iv)
Parent IT Systems	§ 5.10(j)
Parent Material Contracts	§ 5.15(a)
Parent Merger Tax Opinion	§ 7.07(b)
Parent Plans	§ 5.12(b)
Parent Products	§ 5.10(i)
Parent Tax Counsel	§ 7.07(b)
Parent Registration Statement	§ 7.01(a)
Parent Stockholders’ Meeting	§ 7.02
Patents	§ 1.01
Proxy Statement	§ 7.01(a)

Registered Parent Intellectual Property	§ 5.10(b)
Registered SpinCo Intellectual Property	§ 4.11(b)
Registration Statements	§ 7.01(a)
Replacement Citrix Board Designee	§ 2.07(a)
Required Parent Stockholder Vote	§ 1.01
Revised Transaction Proposal	§ 7.03(d)(ii)
Schedule TO	§ 7.01(a)
Shares	§ 2.04(a)
SpinCo	Preamble
SpinCo Board	Recitals
SpinCo Closing Report	§ 3.05(b)
SpinCo Common Stock	Recitals
SpinCo Contractor Schedule	§ 4.14
SpinCo Customer Data	§ 4.11(l)
SpinCo Employee Representative Agreement	§ 4.14
SpinCo Employee Schedule	§ 4.14
SpinCo Financial Statements	§ 4.06(a)
SpinCo IP Contracts	§ 4.16(a)(iv)
SpinCo IT Systems	§ 4.11(j)
SpinCo Material Contracts	§ 4.16(a)
SpinCo Plans	§ 4.13(b)
SpinCo Products	§ 4.11(i)
SpinCo Registration Statement	§ 7.01(a)
Surviving Corporation	§ 2.01
Termination Date	§ 9.01(a)
Third Party Rights	§ 4.11(d)
Threshold Percentage	§ 2.04(e)
Trade Secrets	§ 1.01
U.S. Parent Plans	§ 5.12(a)
U.S. SpinCo Plans	§ 4.13(a)

Section 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, (A) in the case of “made available” to Parent, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of Citrix or SpinCo and (B) in the case of “made available” to Citrix or SpinCo, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of Parent or Merger Sub;

(vii) references to “day” or “days” are to calendar days;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) references to a Person are also to its successors and permitted assigns;

(x) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(xi) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(xii) references to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section;

(xiii) the word “or” shall not be exclusive; and

(xiv) reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein.

(b) Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement, the Separation Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into SpinCo. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Closing; Effective Time. As promptly as practicable, but in no event later than the third (3rd) Business Day (unless another date is agreed to in writing by Citrix and Parent), after the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible under applicable Law) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 200 Clarendon Street, Boston, Massachusetts, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04 Effect on Capital Stock.

(a) Conversion of SpinCo Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, each share of SpinCo Common Stock (all shares of SpinCo Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive one (1) fully paid and non-assessable share of Parent Common Stock, subject to adjustment in accordance with Sections 2.04(e) and 3.01(f) (the “Merger Consideration” and, the aggregate number of such shares of Parent Common Stock issuable in the Merger prior to any adjustment, the “Aggregate Merger Consideration”), and each holder of certificates or book-entry shares which immediately prior to the Effective Time represented such Shares shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor.

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, each Share held in the treasury of SpinCo shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Capital Stock of Citrix. Each share of Citrix Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

(e) Exchange Ratio True-Up. If the condition set forth in Section 8.03(b) would be unable to be satisfied because immediately after the Effective Time, the percentage of outstanding shares of Parent Common Stock to be received by the former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock would be less than 50.1% (the “Threshold Percentage”) of all the stock of Parent (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes; and (ii) any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of an option or other Contract acquired or entered into on or before the Effective Time that may be regarded as having been acquired or entered into before the Effective Time as part of a “plan” of which the Distribution is a part within the meaning of Section 355(e) of the Code, but excluding (A) for purposes of clause (i), any employee stock option that, at the time of grant, was not in-the-money and, unless an election has been made under Section 83(b) of the Code with respect thereto, any stock or stock rights granted as compensation before the Effective Time that is not vested at the Effective Time; and (B) for purposes of clause (ii), any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of any rights pursuant to a Parent Stock Plan), determined without regard to any adjustment pursuant to this Section 2.04(e), then (w) Citrix shall promptly provide notice to Parent setting forth in detail the reasons the condition set forth in Section 8.03(b) would be unable to be satisfied, (x) Citrix shall consider in good faith any comments provided by Parent, (y) the aggregate number of shares of Parent Common Stock into which the shares of SpinCo Common Stock are converted pursuant to Section 2.04(a) shall be increased such that the number of shares of Parent Common Stock to be received by the former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock equals the Threshold Percentage, if and to the extent necessary after considering Parent’s comments pursuant to clause (x) of this Section 2.04(e), and (z) except if the condition set forth in Section 8.03(b) would be unable to be satisfied as a result of (1) a breach by Parent of its obligations under this Agreement, (2) solely any actions taken by Parent or any of its Subsidiaries after the signing hereof pursuant to a plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code) other than the Merger, or (3) the issuance, vesting, settlement or exercise of Parent Stock Awards after the date hereof, the SpinCo Target Cash Amount shall be increased by an amount equal to the product of $63.92 multiplied by the number of additional shares of Parent Common Stock required to be issued pursuant to the true-up set forth in clause (y) of this Section 2.04(e).

(f) Issuance of Shares of SpinCo Common Stock. As contemplated by the Separation Agreement, and subject to the adjustments provided in Section 2.04(e) and Section 3.01(f), on or before the Distribution Date, SpinCo shall issue and deliver to Citrix a number of shares of SpinCo Common Stock equal to the difference of (i) 26,868,269, minus (ii) the number of shares of SpinCo Common Stock held by Citrix immediately prior to such issuance.

Section 2.05 Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of SpinCo shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, be amended and restated in its entirety to read as set forth in Annex B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation and applicable Law (provided that no such amendment shall be in breach of Section 7.05 of this Agreement).

(b) The bylaws of SpinCo shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, be amended and restated in their entirety to read as set forth in Annex C and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law (provided that no such amendment shall be in breach of Section 7.05 of this Agreement).

Section 2.06 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of SpinCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Section 2.07 Board of Directors and Management of Parent.

(a) The Parent Board shall take all such action as may be necessary to cause the number of directors comprising the Parent Board as of immediately following the Effective Time to consist of nine (9) directors, including (i) four (4) individuals designated by Citrix and satisfactory to Parent (the “Citrix Board Designees”) and (ii) five (5) of the current members of the Parent Board designated by Parent. Each of the Citrix Board Designees shall qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2) and at least one (1) of the Citrix Designees shall meet the minimum requirements to serve on the Audit Committee of the Parent Board under the NASDAQ Marketplace Rules. Parent acknowledges and agrees that (A) the individuals set forth on Schedule 2.07(a) of the Citrix Disclosure Letter are satisfactory to Parent as Citrix Board Designees and (B) after consideration of the transactions contemplated by this Agreement, the Separation Agreement, the Loan Agreement and the Ancillary Agreements, and the other information regarding such individuals provided to Parent by Citrix prior to the date of this Agreement, as of the date hereof such individuals meet the qualifications set forth in the immediately preceding sentence. Notwithstanding the foregoing, the appointment of Jesse A. Cohn or any other director, officer, employee or other Affiliate of Elliott Associates, L.P., Elliott International, L.P. or Elliott International Capital Advisors Inc. (collectively, “Elliott”) to the Parent Board as a Citrix Board Designee shall be conditioned upon the prior execution and delivery to Parent by Elliott of the Cooperation Agreement, in substantially the form set forth as Annex D or as otherwise may be mutually agreed between Parent and Elliott. The Citrix Board Designees shall be assigned to Class I, Class II and Class III of the Parent Board, under the Parent Charter and applicable Law, as specified on Schedule 2.07(a) of the Citrix Disclosure Letter. For a period of two (2) years following the Closing Date, or, in the case of the Citrix Board Designee whose term of office expires at the second annual meeting of stockholders of Parent occurring after the Effective Time, the period ending on such second annual meeting of stockholders of Parent, if any of the Citrix Board Designees is unable or unwilling to serve or is otherwise no longer serving as a member of the Parent Board, then Citrix may designate a replacement individual satisfactory to the Nominating and Corporate Governance Committee of the Parent Board (a “Replacement Citrix Board Designee”) and the Parent Board shall promptly appoint such Replacement Citrix Board Designee to fill the vacancy created thereby. In connection with the first annual meeting of stockholders of Parent occurring after the Effective Time, the Parent Board shall, subject to the reasonable exercise of its fiduciary duties under applicable Law, take all such action as may be necessary to include the Citrix Board Designees and/or Replacement Citrix Board Designees in such class up for re-election as a nominee recommended by the Parent Board for election by Parent’s stockholders and shall use no less rigorous efforts to support the election of each such Citrix Board Designee or Replacement Citrix Board Designee at such annual meeting than the manner in which Parent supports all other nominees of the Parent Board.

(b) The Parent Board shall take all such action as may be necessary to cause each of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and any other standing committees of the Parent Board to include at least one (1) Citrix Board Designee as of immediately following the Effective Time (subject, to the extent required by the NASDAQ Marketplace Rules, to qualification of such Citrix Designees to serve on such Committees).

(c) The Parent Board shall take all such action as may be necessary to cause the Parent Board to establish an Operating Committee of the Parent Board (the “Operating Committee”) as of immediately following the Effective Time. The Operating Committee shall have a mandate to design and oversee a plan to achieve the synergies expected to result from the Merger and undertake such other activities related thereto as may be delegated in accordance with applicable Law by the Parent Board, and shall be empowered to hire, compensate and direct the work of third-party advisors to assist therewith, with funding for such third-party advisors to be provided by Parent. The Operating Committee shall be composed of four (4) members reasonably agreed upon by Parent and Citrix, consisting of two (2) Citrix Board Designees and two (2) current members of the Parent Board. If any of the Citrix Board Designees is unable or unwilling to serve or is otherwise no longer serving as a member of the Operating Committee, then the Parent Board shall promptly appoint another Citrix Board Designee (or Replacement Citrix Board Designee) to fill the vacancy created thereby. For a period of two (2) years following the Closing Date, (x) the size of the Operating Committee shall not be increased by the Parent Board and (y) the Operating Committee shall not be disbanded by the Parent Board, in each case without the consent of the Citrix Board Designees and/or Replacement Citrix Board Designees then serving on the Operating Committee. At the second anniversary of the Closing Date, unless the Parent Board acts to extend the existence of the Operating Committee, the Operating Committee shall automatically be disbanded and shall cease to exist as a committee of the Parent Board.

(d) During the period from the date of this Agreement to the Effective Time, Parent shall consult with, and consider the views of, Citrix regarding the roles and responsibilities of members of management of the SpinCo Business in the management of Parent and the Surviving Corporation following the Effective Time.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01 Exchange Fund.

(b) Exchange Agent. Prior to the Effective Time, Citrix shall designate a nationally-recognized commercial bank or trust company reasonably acceptable to Parent to act as agent (the “Exchange

Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article III promptly after the Effective Time, book-entry shares representing the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a) (such book-entry shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) and other amounts payable in accordance with Section 3.01(e), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment of or losses thereon shall relieve Parent from making the payments required by this Article III or elsewhere in this Agreement, or affect the amount payable in respect of the Shares, and following any losses Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such losses, and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(c) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to distribute the shares of Parent Common Stock into which the shares of SpinCo Common Stock that were distributed in the Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of SpinCo Common Stock were distributed in the Distribution and to the Persons who received SpinCo Common Stock in the Distribution. Each Person entitled to receive SpinCo Common Stock in the Distribution shall be entitled to receive in respect of the shares of SpinCo Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Section 3.01(b) (and cash in lieu of fractional shares of Parent Common Stock, as contemplated by Section 3.01(e)) (and any dividends or distributions and other amounts pursuant to Section 3.01(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except as contemplated by Section 3.01(c).

(d) Distributions with Respect to Undistributed Shares of Parent Common Stock. No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid with respect to any shares of Parent Common Stock that are not able to be distributed by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the distribution of any such previously undistributed shares of Parent Common Stock, there shall be paid to the record holder of such shares of Parent Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such whole shares of Parent Common Stock and a payment date subsequent to the distribution of such whole shares of Parent Common Stock.

(e) No Further Rights in SpinCo Common Stock. All shares of Parent Common Stock issued upon the exchange of SpinCo Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of shares of SpinCo Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of SpinCo Common Stock that would otherwise be entitled to receive such fractional shares of Parent Common Stock pursuant to the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five (5) Business Days after the time of the Distribution. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.01(i) and brokerage charges, commissions and conveyance and similar Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock that would otherwise be entitled to receive such fractional shares of Parent Common Stock pursuant to the Merger.

(g) Adjustments to Exchange Ratio. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or SpinCo Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or SpinCo Common Stock (other than, in the case of SpinCo Common Stock, to the extent contemplated in the Separation Agreement) with a record date occurring on or after the date hereof and prior to the Effective Time, other than the issuance of stock by SpinCo in the Separation, the Special Dividend, or the other transactions contemplated by this Agreement and the Separation Agreement; provided that nothing in this Section 3.01(f) shall be construed to permit SpinCo, Parent or Merger Sub to take any action with respect to its securities that otherwise is prohibited by the terms of this Agreement.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares who have not theretofore received shares of Parent Common Stock in accordance with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c) (subject to any abandoned property, escheat or similar Law).

(i) No Liability. None of Parent, Citrix, SpinCo, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Section 3.02 Stock Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of SpinCo.

Section 3.03 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

Section 3.04 Citrix Equity Awards.

(a) Each Citrix Stock Option held by a SpinCo Employee that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, remain outstanding as an option to acquire shares of Citrix Common Stock pursuant to the terms and conditions of the applicable award.

(b) Each Citrix RSU held by a SpinCo Employee that is outstanding as of immediately prior to the Effective Time and is subject to time-based vesting shall, after taking into account any accelerated vesting in connection with the transactions contemplated by this Agreement pursuant to the terms of the applicable award, automatically and without any required action on the part of the holder thereof, cease as of the Effective Time to represent the right with respect to Citrix Common Stock and shall be cancelled and a substitute Parent RSU with respect to shares of Parent Common Stock shall be granted on the same terms and conditions as were applicable to the Citrix RSU immediately prior to the Effective Time (including vesting and forfeiture provisions), with the number of shares of Parent Common Stock subject to each such Parent RSU equal to the number of shares of Citrix Common Stock subject to each Citrix RSU immediately prior to the Effective Time multiplied by the Adjustment Ratio, rounded down to the nearest whole share.

(c) Each Citrix RSU held by a SpinCo Employee that is outstanding as of immediately prior to the Effective Time and is subject to performance-based vesting shall be adjusted based on an interim performance assessment as if the applicable performance period ended as of the day immediately prior to the Closing Date and pro-rated based on the portion of the 36-month performance period which has elapsed as of the day immediately prior to the Closing Date, rounded down to the nearest whole share (each an “Adjusted Citrix RSU”). Each Adjusted Citrix RSU then shall, after taking into account any accelerated vesting in connection with the transactions contemplated by this Agreement pursuant to the terms of the applicable award, automatically and without any required action on the part of the holder thereof, cease as of the Effective Time to represent the right with respect to Citrix Common Stock and shall be cancelled and a substitute Parent RSU with respect to shares of Parent Common Stock shall be granted on the same terms and conditions as were applicable to the Adjusted Citrix RSU immediately prior to the Effective Time (except that such awards shall thereafter be subject to cliff vesting as of the end of the applicable performance period and no longer subject to any performance-vesting criteria), with the number of shares of Parent Common Stock subject to each such Parent RSU equal to the number of shares of Citrix Common Stock subject to each Adjusted Citrix RSU immediately prior to the Effective Time multiplied by the Adjustment Ratio, rounded down to the nearest whole share. Notwithstanding the foregoing, any Citrix RSU held by a SpinCo Employee with respect to the 2014-2016 performance period that remains outstanding as of the Effective Time shall not be adjusted, prorated or cancelled and no Parent RSU shall be granted in substitution for such Citrix RSU as provided in this Section 3.04(c). Each Citrix RSU described in the immediately preceding sentence shall continue to constitute the right to earn shares of Citrix Common Stock based on the actual performance of Citrix during such performance period in accordance with the terms of the applicable award agreements (except that the Effective Time shall not constitute a termination of employment of any SpinCo Employee for purposes of such Citrix RSU).

(d) Prior to the Effective Time, the Citrix Board and/or the Compensation Committee of the Citrix Board, as applicable, shall adopt any resolutions and Citrix shall take any actions that are necessary to effectuate the provisions of this Section 3.04.

Section 3.05 Determination of Net Adjustment.

(a) Within two (2) Business Days prior to the Closing Date, Citrix shall prepare and deliver to Parent a report setting forth an estimate, prepared in good faith based on SpinCo’s and Citrix’s books and records and other information available at the time, of (i) the SpinCo Cash Amount (the “Estimated Cash Amount”), (ii) the total amount of SpinCo Indebtedness as of the Closing (the “Estimated SpinCo Indebtedness”), (iii) the SpinCo Working Capital (the “Estimated Working Capital”) and the calculation by Citrix of the Estimated Working Capital Adjustment (if any), (iv) the SpinCo Deferred Revenue (the “Estimated SpinCo Deferred Revenue”) and the calculation by Citrix of the Estimated SpinCo Deferred Revenue Surplus (if any), and (v) the calculation by Citrix of the Initial Net Adjustment Amount (if any), which, in the case of Estimated Working Capital and Estimated SpinCo Deferred Revenue, shall be prepared in a manner consistent in all respects with the Sample Working Capital Statement, including the line items set forth therein in accordance with GAAP (the report referred to in this sentence is hereinafter referred to as the “Closing Statement”) together with any documentary materials used in the calculations thereof. If based on the Closing Statement, the Initial Net Adjustment Amount is a positive number, then immediately prior to the Closing, SpinCo shall distribute to Citrix an amount in cash equal to such Initial Net Adjustment Amount, and if based on the Closing Statement, the Initial Net Adjustment Amount is a negative number, then immediately prior to the Closing, Citrix shall contribute to SpinCo an amount in cash equal to the absolute value of such Initial Net Adjustment Amount. For the avoidance of doubt, if the Initial Net Adjustment Amount is zero (0), then no payments shall be made in connection therewith.

(b) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to Citrix a report that sets forth Parent’s good faith calculation of (A) the SpinCo Cash Amount, (B) the total SpinCo Indebtedness as of the Closing, (C) the SpinCo Working Capital, (D) the Final Working Capital Adjustment (if any), (E) the SpinCo Deferred Revenue, (F) the Final SpinCo Deferred Revenue Surplus (if any), and (G) the Final Net Adjustment Amount (if any) which, in the case of SpinCo Working Capital and SpinCo Deferred Revenue, shall be prepared in a manner consistent in all respects with the Sample Working Capital Statement, including the line items set forth therein in accordance with GAAP (the report referred to in this sentence is hereinafter referred to as the “SpinCo Closing Report”). Citrix shall provide reasonable assistance, including reasonably requested documentation, to Parent in the preparation of the SpinCo Closing Report. Parent shall also deliver to Citrix documentary materials and analyses used in preparation of the SpinCo Closing Report reasonably requested by Citrix. The amounts set forth in the SpinCo Closing Report shall be determined in accordance with GAAP and in accordance with the definitions set forth in this Agreement.

(c) In the event that Citrix believes that (i) the SpinCo Closing Report prepared by Parent does not accurately reflect all or any portion of the SpinCo Cash Amount, SpinCo Working Capital, SpinCo Deferred Revenue or SpinCo Indebtedness at Closing, (ii) the Final Working Capital Adjustment, the SpinCo Deferred Revenue Surplus and/or the Final Net Adjustment Amount were incorrectly calculated by Parent, and/or (iii) the SpinCo Closing Report was not prepared in the manner required by this Agreement, Citrix shall, within thirty (30) days of the date on which Parent delivers the SpinCo Closing Report to Citrix, prepare and deliver to Parent a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall set forth in reasonable detail the basis for the dispute. In the event that Citrix does not deliver a Dispute Notice to Parent within the time period required by the immediately preceding sentence, then the SpinCo Closing Report prepared by Parent, including the SpinCo Cash Amount, SpinCo Working Capital, SpinCo Deferred Revenue, SpinCo Indebtedness, Final Working Capital Adjustment, Final SpinCo Deferred Revenue Surplus and Final Net Adjustment Amount set forth therein, shall be deemed to be and shall become final, binding and conclusive on all of the parties hereto.

(d) In the event that Citrix timely delivers a Dispute Notice to Parent in accordance with the terms hereof, Parent and Citrix shall attempt to reconcile their differences, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the parties hereto. If Citrix and Parent are unable to resolve any such dispute within ten (10) Business Days of Parent’s receipt of the Dispute Notice from Citrix, Parent and Citrix shall submit the items remaining in dispute for resolution to KPMG LLP (the “Independent Accounting Firm”). Promptly following the engagement of the Independent Accounting Firm, and in any event within ten (10) Business Days following such engagement, Parent and Citrix shall submit to such Independent Accounting Firm (and the other party) all documentary materials and analyses that Parent or Citrix, as the case may be, believes to be relevant to a resolution of the dispute set forth in the Dispute Notice. The Independent Accounting Firm shall consider only those items or amounts set forth in the SpinCo Closing Report as to which Citrix has disagreed in the Dispute Notice. The Independent Accounting Firm shall, within thirty (30) days after receipt of all such submissions by Parent and Citrix, determine and deliver to Parent and Citrix a written report containing such Independent Accounting Firm’s determination of all disputed matters submitted to it for resolution, and such written report and the determinations contained therein shall be final, binding and conclusive on all of the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated to Citrix in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Citrix (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by Parent.

(e) If the Final Net Adjustment Amount as finally determined in accordance with this Section 3.05 is a negative number, then within two (2) Business Days following the final determination of the Final Net Adjustment Amount, Citrix shall pay to the Surviving Corporation via wire transfer in immediately available funds (in accordance with the wire instructions provided by the Surviving Corporation) an amount in cash equal to the absolute value of such Final Net Adjustment Amount. If the Final Net Adjustment Amount as finally determined in accordance with this Section 3.05 is a positive number, then within two (2) Business Days following the final determination of the Final Net Adjustment Amount, Parent shall cause the Surviving Corporation to pay to Citrix via wire transfer in immediately available funds (in accordance with the wire instructions provided by Citrix) an amount in cash equal to such Final Net Adjustment Amount. For the avoidance of doubt, if the Final Net Adjustment Amount is zero (0), then no payments shall be made in connection therewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CITRIX

Except as otherwise disclosed or identified in (a) the Citrix SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or any other statement included in such Citrix SEC Documents to the extent they are predictive or forward looking in nature; or (b) the Citrix Disclosure Letter, Citrix hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification.

(a) Each of Citrix and SpinCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and carry on its business as now being conducted. Each of Citrix and SpinCo has the necessary corporate power and authority to enter into this Agreement and the Separation Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of Citrix and SpinCo is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except as would not have a SpinCo Material Adverse Effect.

(b) The execution and delivery by Citrix and SpinCo of this Agreement and the Separation Agreement, the performance by Citrix and SpinCo of their respective obligations hereunder and thereunder, and the consummation by Citrix and SpinCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Citrix and SpinCo, except for such further action of the Citrix Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Citrix Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement), and in the case of the Merger, the adoption of this Agreement by Citrix in its capacity as the sole stockholder of SpinCo. Each of this Agreement and the Separation Agreement has been duly executed and delivered by Citrix and SpinCo, and (assuming due authorization, execution and delivery by the other parties hereto) each of this Agreement and the Separation Agreement constitutes a legal, valid and binding obligation of Citrix and SpinCo, enforceable against Citrix and SpinCo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) To the extent it will be a party thereto, each Retained Citrix Entity and each Transferred Subsidiary has the necessary corporate power and authority to enter into the Loan Agreement and the Ancillary Agreements, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Retained Citrix Entity and each Transferred Subsidiary of the Loan Agreement and the Ancillary Agreements, in each case to the extent it will be a party thereto, the performance by each Retained Citrix Entity and each Transferred Subsidiary of their respective obligations thereunder and the consummation by each Retained Citrix Entity and each Transferred Subsidiary of the transactions contemplated thereby will be, duly authorized by all requisite action on the part of each Retained Citrix Entity and each Transferred Subsidiary. The Loan Agreement and each Ancillary Agreement will be duly executed and delivered by each Retained Citrix Entity and each Transferred Subsidiary party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) the Loan Agreement and each Ancillary Agreement will constitute, a legal, valid and binding obligation of each Retained Citrix Entity and each Transferred Subsidiary party thereto or contemplated to be party thereto, enforceable against each such Retained Citrix Entity or Transferred Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.02 Capital Structure of SpinCo.

(a) As of the date hereof, (i) the authorized capital stock of SpinCo consists of 100 Shares; (ii) 100 Shares are issued and outstanding and owned by Citrix; and (iii) no Shares are being held by SpinCo in its treasury. Immediately following the Distribution, (x) the number of Shares issued and outstanding shall equal the total number of Shares contemplated by Section 2.04(f) of this Agreement, and the number of authorized Shares shall exceed that number and (y) no Shares will be held by SpinCo in its treasury.

(b) Except in connection with the Merger and as provided for in the Separation Agreement and the Employee Matters Agreement, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of SpinCo; (B) obligating SpinCo to issue or sell any shares of capital stock of, or other equity interests in, SpinCo; (C) obligating SpinCo or any Transferred Subsidiary to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (D) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Shares; and (ii) there are no outstanding contractual obligations of SpinCo to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, SpinCo or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, SpinCo or any other Person. All outstanding Shares are, and all such Shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement and the Separation Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the certificate of incorporation or bylaws of SpinCo.

(c) There are no issued and outstanding bonds, debentures, notes or other indebtedness of SpinCo having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of SpinCo may vote. Neither SpinCo nor any of the Transferred Subsidiaries is a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any Shares.

(d) The copies of the certificate of incorporation and bylaws of SpinCo which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.03 Transferred Subsidiaries.

(a) Each Transferred Subsidiary (other than SpinCo) is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and has the corporate power and authority to own its properties and carry on its business as now being conducted. Each Transferred Subsidiary (other than SpinCo) is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except as would not have a SpinCo Material Adverse Effect.

(b) As of the Effective Time, (i) SpinCo or another Transferred Subsidiary will own, directly or indirectly, all equity interests in the Transferred Subsidiaries (other than SpinCo), in substantially the manner set forth on Schedule 4.03(b) of the Citrix Disclosure Letter, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws; (ii) all equity interests in the Transferred Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable; and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, preemptive rights, subscription rights, or similar rights, or arrangements or commitments of any character (A) relating to the equity interests in the Transferred Subsidiaries or (B) obligating any Transferred Subsidiary to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(c) Except for its interests in the Transferred Subsidiaries (other than SpinCo), as of the Effective Time, SpinCo will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(d) Prior to the Effective Time, true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Transferred Subsidiaries (other than SpinCo) will be furnished or made available to Parent.

Section 4.04 No Conflict; Board and Stockholder Approval.

(a) Assuming that all consents, approvals, authorizations and other actions described herein or set forth on Schedule 4.04(a) of the Citrix Disclosure Letter have been obtained, all filings and notifications listed in Section 4.05 below or on Schedule 4.05 of the Citrix Disclosure Letter have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to Parent or its Affiliates, the execution, delivery and performance by Citrix and SpinCo of this Agreement and the Separation Agreement does not, and the execution, delivery and performance by each Retained Citrix Entity and each Transferred Subsidiary of the Loan Agreement and the Ancillary Agreements, in each case to which it is contemplated to be a party, will not, (i) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of any Retained Citrix Entity or Transferred Subsidiary; (ii) conflict with or violate any Law or Governmental Order applicable to any Retained Citrix Entity, Transferred Subsidiary, or any SpinCo Asset; (iii) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any SpinCo Material Contract or any other Contract to which any Retained Citrix Entity or Transferred Subsidiary is a party or by which any of their respective material properties or assets is bound; or (iv) (A) result in the creation or the imposition of (x) any Encumbrance upon any of the SpinCo Assets (other than a Permitted Encumbrance); or (y) any Encumbrance upon any of the capital stock of the Transferred Subsidiaries; or (B) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the SpinCo Assets or the Transferred Subsidiaries, except, in the case of clauses (ii) – (iv), as would not materially and adversely affect the ability of Citrix or SpinCo to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary Agreements or have a SpinCo Material Adverse Effect.

(b) The Citrix Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement, the Separation Agreement and the transactions contemplated hereby and thereby. The SpinCo Board, by unanimous written consent, has approved and declared the advisability of this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Merger. To Citrix’s Knowledge, no state takeover statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(c) As promptly as practicable after execution of this Agreement, Citrix will approve and adopt, as SpinCo’s sole stockholder, this Agreement, the Merger and the other transactions contemplated by this Agreement and the transactions contemplated by the Separation Agreement which require the consent of SpinCo’s stockholders under the DGCL, SpinCo’s certificate of incorporation or SpinCo’s bylaws. Following such approval and adoption by Citrix, the approval of SpinCo’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL or SpinCo’s certificate of incorporation or bylaws. The approval of Citrix’s stockholders is not required to effect the transactions contemplated by this Agreement, the Loan Agreement, the Separation Agreement or the Ancillary Agreements.

Section 4.05 Governmental Consents and Approvals. The execution, delivery and performance by Citrix and SpinCo of this Agreement and the Separation Agreement and the execution, delivery and performance by each Retained Citrix Entity and each Transferred Subsidiary of the Loan Agreement and the Ancillary Agreements, in each case to which it is contemplated to be a party, do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable antitrust Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 2.02; (c) the filing with the SEC and effectiveness of the Registration Statements and, if applicable, the filing with the SEC of the Schedule TO, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the transactions contemplated by this Agreement; (d) compliance with, and filings under, the Communications Act; (e) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, the state public utility commissions or similar state authorities having jurisdiction over the assets of Citrix and each Transferred Subsidiary; (f) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Internal Reorganization; (g) the amendment and restatement of SpinCo’s certificate of incorporation as described in Section 7.17; (h) as a result of any facts or circumstances relating solely to Parent or any of its Affiliates; or (i) where the failure to obtain such consent, approval, authorization, order, declaration or action, or to make such filing or notification, would not prevent or materially delay the consummation by Citrix or SpinCo of the transactions contemplated by this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary Agreements or would not have a SpinCo Material Adverse Effect.

Section 4.06 Financial Information.

(a) Set forth on Schedule 4.06(a) of the Citrix Disclosure Letter are (i) the audited combined balance sheets of the SpinCo Business at December 31, 2015 and 2014 and the audited combined statements of income and comprehensive income, combined statements of equity and combined statements of cash flows of the SpinCo Business for the years ended December 31, 2015, 2014 and 2013, and (ii) the unaudited combined balance sheet of the SpinCo Business at March 31, 2016 and the unaudited combined statements of income and comprehensive income, combined statement of equity and combined statement of cash flows of the SpinCo Business for the quarterly period ended March 31, 2016 (collectively, the “SpinCo Financial Statements”). The SpinCo Financial Statements, subject to the notes thereto, (i) present fairly, in all material respects, the combined financial position of the SpinCo Business as of the dates thereof and the results of operations and cash flows of the SpinCo Business for the periods covered thereby; and (ii) were prepared in accordance with GAAP, consistently applied during the periods covered thereby.

(b) Except as set forth in the SpinCo Financial Statements or the notes thereto, and except for Liabilities arising out of or in connection with this Agreement, the Separation Agreement or the Ancillary Agreements, since December 31, 2015, the Citrix Entities have not incurred any Liabilities that will be liabilities of the Transferred Subsidiaries as a SpinCo Liability pursuant to the Separation Agreement other than Liabilities that would not have a SpinCo Material Adverse Effect. The Transferred Subsidiaries do not have as of the date hereof, and will not have as of the Closing Date, any indebtedness for borrowed money or liability for any indebtedness for borrowed money of any other Person.

(c) With respect to the SpinCo Business, Citrix maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. Citrix and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions in the SpinCo Business are executed in accordance with management’s general or specific authorizations; (ii) transactions in the SpinCo Business are recorded as necessary to permit preparation of financial statements of the SpinCo Business in conformity with GAAP applied on a consistent basis and to maintain accountability for assets of the SpinCo Business; (iii) access to assets of the SpinCo Business is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets of the SpinCo Business is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) As of immediately following the consummation of the transactions contemplated by this Agreement, the Separation Agreement and the Ancillary Agreements, (i) SpinCo will not be insolvent; (ii) SpinCo will not be left with unreasonably small capital; (iii) SpinCo will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (iv) the capital of SpinCo will not be impaired.

Section 4.07 Absence of Changes. Since December 31, 2015, (a) there has not occurred any SpinCo Material Adverse Effect and (b) except as contemplated by or permitted under this Agreement, the Separation Agreement and the Ancillary Agreements, the Citrix Entities have conducted the SpinCo Business in the ordinary course in all material respects. Without limiting the generality of the foregoing, since December 31, 2015, neither SpinCo nor any Transferred Subsidiary has taken any action that would require the consent of Parent under clauses (v), (viii), (ix) or (xiv)-(xvii) of Section 6.01(b) if taken after the date hereof.

Section 4.08 Litigation. There is no Action by or against any Citrix Entity and relating to the SpinCo Business pending or, to the Knowledge of Citrix, threatened by or before any Governmental Authority that would have a SpinCo Material Adverse Effect or would prevent or materially delay the consummation by Citrix or SpinCo of the transactions contemplated by this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary Agreements.

Section 4.09 Registration Statement. The information supplied by Citrix for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, (a) with respect to each Registration Statement, at the time each Registration Statement is declared or becomes effective; (b) with respect to the Parent Registration Statement, at the time the prospectus contained in such Registration Statement is first mailed to stockholders of Citrix; (c) with respect to the Proxy Statement, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent; (d) at the time of the Parent Stockholders’ Meeting; (e) at the time the Schedule TO is filed with the SEC (if applicable); (f) on the Distribution Date; or (g) at the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Citrix and SpinCo are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary Agreements will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.10 Compliance with Laws.

(a) Citrix and its Subsidiaries are conducting the SpinCo Business in all material respects in compliance with all Laws and Governmental Orders applicable to the SpinCo Business, and the SpinCo Business is not in material violation of any such Law or Governmental Order. In connection with the SpinCo Business, Citrix and its Subsidiaries have obtained and are, in all material respects, in compliance with all material permits, licenses, approvals, agreements and authorizations issued or granted by any Governmental Authority (other than Environmental Permits, which are the subject of Section 4.17) that are necessary to conduct the SpinCo Business as currently conducted or to own, lease or operate the SpinCo Assets. This Section 4.10 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 4.11, Section 4.13, Section 4.14, Section 4.15 and Section 4.17.

(b) Each of Citrix and its Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act and any similar U.S. or foreign Law concerning corrupt payments applicable to the SpinCo Business. Since January 1, 2013, neither Citrix nor any of its Subsidiaries has been given written notice by a Governmental Authority of, or to Citrix’s Knowledge has been investigated by any Governmental Authority with respect to, any violation by Citrix or its Subsidiaries of the FCPA, the U.K. Bribery Act, or any similar U.S. or foreign Law concerning corrupt payments applicable to the SpinCo Business. Neither Citrix nor any of its Subsidiaries nor, to Citrix’s Knowledge, any Person authorized to act, and acting, on behalf of Citrix or any of its Subsidiaries, in each case, with respect to the SpinCo Business, has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Authority for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that has resulted in a material violation of applicable Law. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or government-controlled entity, and any known officer or employee of a public international organization, as well as any person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(c) Without limiting Section 4.10(a) above, to the Knowledge of Citrix, each Citrix Entity is in compliance in all material respects with all export control and embargo laws applicable to the SpinCo Business. (A) Each Citrix Entity has obtained all approvals necessary for (i) exporting the SpinCo Products and related technology, including Software, outside the United States in accordance with all applicable U.S. export control regulations, and (ii) when any Citrix Entity is the seller of record, importing SpinCo Products and related technology, including Software, into any country in which such SpinCo Products are now sold or licensed for use, and (B) all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect, except in each case of clauses (A) or (B) as would not have a SpinCo Material Adverse Effect.

(d) Without limiting Section 4.10(a) above, to the Knowledge of Citrix, each Citrix Entity is in compliance in all material respects with the Communications Act applicable to the SpinCo Business. Each Citrix Entity has obtained all Communications Licenses necessary for the ownership and operation of its businesses as currently conducted and each such Communications License is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, Citrix and each Citrix Entity (i) is in compliance with the terms of all Communications Licenses and (ii) has not received written notice from the FCC alleging any conflict with or breach of any permit, license, approval, agreement or authorizations. Citrix and each Citrix Entity is in compliance with, and to the Knowledge of Citrix is not under investigation with respect to, and has not been threatened with any investigation, complaint or audit regarding or given notice of any violation of, the Communications Act, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or to materially interfere with or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of the FCC outstanding against Citrix or any Citrix Entity that has or would reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or that, as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

Section 4.11 Intellectual Property; IT; Data Security.

(a) Schedule 4.11(a) of the Citrix Disclosure Letter contains a complete and accurate list of (i) all Patents, registered and material unregistered and pending applications for Marks, and registered and pending applications for Copyrights, and domain name registrations, in each such case that are included in the SpinCo Intellectual Property and (ii) the owner of such item of Intellectual Property and the jurisdiction in which such item of Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number.

(b) All Patents, Marks and Copyrights that are included in the SpinCo Intellectual Property that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (the “Registered SpinCo Intellectual Property”) (i) are in compliance with all formal legal requirements and have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that a Citrix Entity has permitted to expire or has cancelled or abandoned in its reasonable business judgment and (ii) are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Registered SpinCo Intellectual Property is involved as of the date of this Agreement in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. All Registered SpinCo Intellectual Property is subsisting, valid and enforceable; provided that the foregoing representation and warranty is made to Citrix’s Knowledge with respect to any Registered SpinCo Intellectual Property that is not issued or the subject of a registration.

(c) The Citrix Entities exclusively own all of the Intellectual Property owned or purported to be owned by the Citrix Entities and included in the SpinCo Assets and have valid and enforceable rights pursuant to written agreements to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property included in the SpinCo Assets as the same is used, sold, licensed and otherwise exploited by the Citrix Entities in the SpinCo Business as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). No Citrix Entity has any commitments or outstanding offers to or agreements with any standards body, patent pool, or similar formal or informal organization applicable to any SpinCo Intellectual Property.

(d) In the five (5) years immediately prior to the date hereof, there have been, and there are as of the date hereof, no Actions pending, or, to Citrix’s Knowledge, threatened alleging (i) infringement, misappropriation or any other violation of any Intellectual Property of any Person (“Third Party Rights”) by any of the Transferred Subsidiaries, the operation of the SpinCo Business or the manufacture, sale, offer for sale, importation and/or use of any SpinCo Product or (ii) that any of the SpinCo Intellectual Property is invalid or unenforceable.

(e) To the Knowledge of Citrix, the operation of the SpinCo Business and the manufacture, sale, offer for sale, importation and/or use of any SpinCo Product have not in the five (5) years prior to the date hereof, do not and will not (if operated in substantially the same manner as operated by the Citrix Entities prior to the date hereof) infringe, misappropriate or otherwise violate any material Third Party Right. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained in this Section 4.11(e) are the only representations and warranties being made by the Citrix Entities with respect to the infringement, misappropriation or other violation of any Third Party Rights.

(f) To the Knowledge of Citrix, there is no actual, alleged or suspected infringement, misappropriation or other violation by any Person of any of the SpinCo Intellectual Property and there is no Action pending or claim threatened, and no Citrix Entity has received from or delivered to any Person written notice of a claim, for any such infringement, misappropriation or other violation.

(g) The Citrix Entities have taken reasonable security measures to protect the confidentiality of Trade Secrets included in the SpinCo Intellectual Property, including requiring each employee and consultant of a Citrix Entity and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been made available to Parent and, to the Knowledge of Citrix, there has not been any breach by any party to such confidentiality agreements.

(h) All current or former employees, consultants and contractors of the Citrix Entities who have contributed to the SpinCo Intellectual Property did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property arising therefrom became the exclusive property of the applicable Citrix Entity or (ii) pursuant to valid and enforceable written agreements assigning, subject to applicable Law, all Intellectual Property arising therefrom to the applicable Citrix Entity.

(i) (i) No Citrix Entity has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any product and service developed, marketed, licensed, sold, performed, distributed or otherwise made available by the SpinCo Business included in the SpinCo Assets (the “SpinCo Products”), and (ii) no Citrix Entity has provided or disclosed any source code of any SpinCo Product to any Person.

(j) Each SpinCo Product substantially performs in accordance with its documented specifications and as the applicable Citrix Entity has warranted to its customers, and the SpinCo Products do not contain any Malicious Code. Citrix uses industry standard methods to detect and prevent Malicious Code (and subsequently to correct or remove such Malicious Code) that may be present in the SpinCo Products. SpinCo does not include or install any spyware, adware, or other similar Software that monitors the use of the SpinCo Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable SpinCo Product or remote computer, as applicable. The computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Citrix Entities included in the SpinCo Assets (“SpinCo IT Systems”) are, to Citrix’s Knowledge, adequate and sufficient for the operation of the SpinCo Business as currently conducted. The Citrix Entities have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the SpinCo IT Systems.

(k) None of the SpinCo Products contain, incorporate, link or call to, are distributed with, or otherwise use any Free or Open Source Software. Neither the development of any SpinCo Product with any Free or Open Source Software, nor the incorporation, linking, calling, distribution or other use in, by or with any SpinCo Product of any such Free or Open Source Software, (i) obligates any Citrix Entity to disclose, make available, offer or deliver any portion of the source code of such SpinCo Product or component thereof to any third party, or (ii) requires that any SpinCo Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no charge, other than the applicable Free or Open Source Software. The Citrix Entities are in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, linked or called by, distributed with, or otherwise used by any SpinCo Product.

(l) (i) The Citrix Entities have reasonable security measures in place to protect Data relating to the customers of the SpinCo Business (“SpinCo Customer Data”) under their and, to the Knowledge of Citrix, their service providers’ possession or control from unauthorized access; and (ii) the Citrix Entities’ hardware, software, encryption, systems, policies and procedures are reasonably sufficient to protect the security and confidentiality of all material SpinCo Customer Data. To the Knowledge of Citrix, none of the Citrix Entities nor any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of SpinCo Customer Data. In the collection and processing by the Citrix Entities of any SpinCo Customer Data, the Citrix Entities, and, to the Knowledge of Citrix, their service providers have complied in all material respects with applicable Information Privacy Laws and the Privacy Policies of the Citrix Entities. No Action has been filed or commenced or, to the Knowledge of Citrix, threatened against, any of the Citrix Entities or their service providers alleging any failure to comply with any Information Privacy Laws related to or in connection with the SpinCo Business. The execution, delivery and performance of this Agreement, the transactions contemplated herein, including the Internal Reorganization and Distribution, will not violate any applicable Information Privacy Laws and the Privacy Policies of the Citrix Entities.

(m) There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Citrix Entity to use any SpinCo Intellectual Property; (ii) restrict the SpinCo Business in order to accommodate a third party’s Intellectual Property; or (iii) permit third parties to use the SpinCo Intellectual Property.

(n) The execution, delivery and performance of this Agreement, including the Internal Reorganization, the Distribution and the performance of any transactions contemplated by this Agreement, will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any SpinCo IP Contract; (ii) cause the release, disclosure, or delivery of any SpinCo Intellectual Property by or to any escrow agent or other person, or any grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any SpinCo Intellectual Property; or (iii) result in the loss of or creation of any Encumbrance on any SpinCo Intellectual Property.

Section 4.12 Real Property.

(a) Schedule 4.12(a) of the Citrix Disclosure Letter sets forth the address (or other identifying description) of each parcel of Transferred Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Transferred Leased Real Property. The Transferred Leased Real Property constitutes all of the leased real property used or held for use by any Citrix Entity that is material to the conduct of the SpinCo Business as currently conducted. A Citrix Entity has a valid and binding leasehold interest in each parcel of Transferred Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. No Citrix Entity has subleased, licensed or otherwise granted to a third party any right to use or occupy all or any portion of the Transferred Leased Real Property.

(b) Schedule 4.12(b) of the Citrix Disclosure Letter sets forth the address and parcel number of each parcel of Transferred Owned Real Property. A Citrix Entity has good and marketable fee simple title in and to each parcel of Transferred Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Encumbrances, other than Permitted Encumbrances. The Transferred Owned Real Property constitutes all of the owned real property used or held for use by any Citrix Entity that is material to the conduct of the SpinCo Business as currently conducted. All buildings, structures and other improvements located on the Transferred Owned Real Property are in good condition and repair in all material respects, reasonable wear and tear excepted. Other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Transferred Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no Citrix Entity has leased or granted any right to use or occupy all or any portion of a Transferred Owned Real Property to a third party. There is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of Citrix, threatened, affecting the Transferred Owned Real Property or any portion thereof or interest therein.

Section 4.13 Employee Benefit Matters.

(a) Schedule 4.13(a) of the Citrix Disclosure Letter lists, as of the date hereof, all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance or other Contracts, to which Citrix or a Subsidiary of Citrix is a party, with respect to which Citrix or a Subsidiary of Citrix has any obligation or which are maintained, contributed to or sponsored by Citrix or a Subsidiary of Citrix, in each case, for the benefit of any U.S. SpinCo Employee or to which any U.S. SpinCo Employee is a party (collectively, the “U.S. SpinCo Plans”). Citrix has made available to Parent the plan document, summary plan description, or summary of material terms of each material U.S. SpinCo Plan. Schedule 4.13(a) separately identifies, as of the date hereof, any U.S. SpinCo Plans (i) that are sponsored or maintained by SpinCo or a Transferred Subsidiary or (ii) for which Liabilities are expected to transfer to SpinCo or a Transferred Subsidiary under applicable Law as a result of the transactions contemplated by the Transaction Agreements (as defined in the Separation Agreement).

(b) Schedule 4.13(b) of the Citrix Disclosure Letter lists, as of the date hereof, all material employee benefit plans, material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, jubilee, long-service, termination indemnity, severance or other compensation or benefit plans, programs or arrangements and all material employment, termination, severance or other Contracts, to which Citrix or a Subsidiary of Citrix is a party, with respect to which Citrix or a Subsidiary of Citrix has any obligation or which are maintained, contributed to or sponsored by Citrix or a Subsidiary of Citrix, in each case, for the benefit of any Non-U.S. SpinCo Employee or to which any Non-U.S. SpinCo Employee is a party (other than statutory plans) (collectively, the “Non-U.S. SpinCo Plans” and together with the U.S. SpinCo Plans, the “SpinCo Plans”). Citrix has made available to Parent the plan document, summary plan description, or summary of material terms of each material Non-U.S. SpinCo Plan. Schedule 4.13(b) separately identifies, as of the date hereof, any Non-U.S. SpinCo Plans (i) that are sponsored or maintained by SpinCo or a Transferred Subsidiary or (ii) for which Liabilities are expected to transfer to SpinCo or a Transferred Subsidiary under applicable Law as a result of the transactions contemplated by the Transaction Agreements (as defined in the Separation Agreement).

(c) Except as would not result in material liability to SpinCo or a Transferred Subsidiary, each SpinCo Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable material Laws. Each of SpinCo, its Subsidiaries and the Transferred Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Laws applicable to the SpinCo Plans.

(d) None of the execution and delivery of this Agreement, the Separation Agreement or the Ancillary Agreements, the Internal Reorganization, the Separation or the consummation of the Merger or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any SpinCo Employee to an increase in or right to receive any material compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any SpinCo Plan; or (iii) result in any breach or violation of or default under, or limit SpinCo’s right to amend, modify or terminate, any SpinCo Plan, except in each case as provided in this Agreement or the Employee Matters Agreement or required pursuant to applicable Law.

(e) Schedule 4.13(e) of the Citrix Disclosure Letter includes a list of all employees with the title of Vice President or above of Citrix and its Affiliates who, during the six (6) months prior to the date hereof, were internally transferred or whose duties and responsibilities were otherwise altered, in either case, in a manner that affects whether such employee is or is not classified as a SpinCo Employee, and with respect to each such employee, the employee’s name (to the extent permitted under applicable Law), job title and base rate of pay as of February 1, 2016 and July 1, 2016. Except (x) as set forth on Schedule 4.13(e) of the Citrix Disclosure Letter, (y) transfers of employees related to Citrix’s ShareFile business, and (z) as would not otherwise materially impair the operation of the SpinCo Business, during the six (6) months prior to the date hereof, no employees of the Citrix Entities were internally transferred or had their duties and responsibilities otherwise altered in a manner that affected whether such employee is or is not classified as a SpinCo Employee.

(f) Since December 31, 2015, there has not occurred any material increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by Citrix or its Affiliates (including SpinCo and its Subsidiaries) to any of the SpinCo Employees other than in the ordinary course of business and consistent with past custom and practice.

Section 4.14 Labor Matters. Schedule 4.14(a) of the Citrix Disclosure Letter (the “SpinCo Employee Schedule”) lists, as of the date hereof, all SpinCo Employees, including (to the extent permitted under applicable Law), each such individual’s name (or identification number to the extent the name cannot legally be provided), position, base salary or wage rate, bonus opportunity, date of hire, principal work location, whether such SpinCo Employee is actively at work or on leave of absence (including the nature of such leave) and whether such SpinCo Employee is a Sponsored Employee (and, with respect to each Sponsored Employee, the type and expiration date of the Sponsored Employee’s visa or work permit and the issuing country and country of citizenship of the Sponsored Employee). Schedule 4.14(b) of the Citrix Disclosure Letter (the “SpinCo Contractor Schedule”) lists, as of the date hereof, all SpinCo Contractors, including (to the extent permitted under applicable Law) each such individual’s name, base compensation rate and principal work location. Schedules 4.14(a) and (b) of the Citrix Disclosure Letter shall be updated in accordance with Section 7.14(c). There are no collective bargaining agreements that are applicable to the current employees of Citrix and its Subsidiaries who will become SpinCo Employees to which a Citrix Entity is a party, including arrangements with works councils and other similar employee representative bodies, under which the SpinCo Employees will have outstanding rights or obligations on and following the Closing (each, a “SpinCo Employee Representative Agreement”). (a) There are no material strikes or lockouts with respect to any SpinCo Employees pending, or to the Knowledge of Citrix, threatened; (b) there is no material union organizing effort pending or, to the Knowledge of Citrix, threatened against the SpinCo Business; (c) there is no unfair labor practice, material labor dispute (other than routine individual grievances) or material labor arbitration proceeding pending or, to the Knowledge of Citrix, threatened against the SpinCo Business; and (d) there is no material slowdown, or work stoppage in effect or, to the Knowledge of Citrix, threatened with respect to the SpinCo Employees. Citrix conducts the SpinCo Business in compliance in all material respects with all applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visas, work status, pay equity and workers’ compensation.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Transferred Subsidiaries, as applicable, have been filed when due (taking into account any extensions of such due date), all such Tax Returns are true, correct and complete in all material respects, and the Transferred Subsidiaries have paid (or have had paid on their behalf) all respective material Taxes due and owing (whether or not shown on any Tax Return).

(b) Each of the Transferred Subsidiaries has withheld and paid all respective material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The unpaid Taxes of the Transferred Subsidiaries did not, as of March 31, 2016, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SpinCo Financial Statements (rather than in any notes thereto). Since March 31, 2016, none of the Transferred Entities has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) There are (i) no examinations or audits of any material Tax Return of the Transferred Subsidiaries in progress and (ii) no written notice of a claim or pending investigation has been received by Citrix or any of the Transferred Subsidiaries in the past three (3) years from any Governmental Authority in any jurisdiction where the Transferred Subsidiaries do not file Tax Returns or pay Taxes that the SpinCo Business is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. None of the

Transferred Subsidiaries has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation that would give rise to material Taxes with respect to the Transferred Subsidiaries.

(e) To the Knowledge of Citrix, no Action is pending or has been threatened against or with respect to the Transferred Subsidiaries in respect of any Tax. No deficiency of material Taxes in respect of the SpinCo Business or the Transferred Subsidiaries has been asserted in writing as a result of any audit or examination by any Governmental Authority that is not adequately reserved for in the SpinCo Financial Statements in accordance with GAAP or has not been otherwise resolved or paid in full.

(f) Neither Citrix nor any of the Transferred Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4.

(g) To the Knowledge of Citrix, none of Citrix or its Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any facts, agreement, plan or other circumstance that would) prevent either the Merger or the Separation from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions.

(h) There are no material Tax Encumbrances on any Transferred Subsidiary (other than Permitted Encumbrances).

(i) No Transferred Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith, including the Internal Reorganization) that was intended to be governed in whole or in part by Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(j) None of the Transferred Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) other than (i) commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes and (ii) the Tax Matters Agreement. None of the Transferred Subsidiaries has any Liability for Taxes of any Person (other than Citrix or any of its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(k) None of the Transferred Subsidiaries (or any of its respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations section 301.7701-5(a).

(l) Except as set forth on Schedule 4.15(l) of the Citrix Disclosure Letter, no entity classification election pursuant to Treasury Regulations section 301.7701-3 has been filed with respect to any of the Transferred Subsidiaries.

(m) The representations and warranties set forth in this Section 4.15 and, to the extent relating to Tax matters, Section 4.13, constitute the sole and exclusive representations and warranties of Citrix regarding Tax matters.

Section 4.16 SpinCo Material Contracts.

(a) Schedule 4.16(a) of the Citrix Disclosure Letter lists each of the following Contracts (x) to which a Citrix Entity is a party, in each case to the extent relating to the SpinCo Business, and (y) to which any Transferred Subsidiary is a party or by which their properties or assets are bound (such Contracts being “SpinCo Material Contracts”) that, in each case, is in effect as of the date of this Agreement:

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by a Citrix Entity in excess of $250,000 in the aggregate during the calendar year ended December 31, 2015, or which require consideration or payments by a Citrix Entity in excess of $250,000 in the aggregate during any future calendar year;

(ii) Contracts for the furnishing of products or services by a Citrix Entity, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to a Citrix Entity in excess of $250,000 in the aggregate during the calendar year ended December 31, 2015, or which require consideration or payments to a Citrix Entity in excess of $250,000 in the aggregate during any future calendar year;

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) Contracts (A) that (i) involve a settlement, standstill, co-existence, consent to use or similar obligation of a Citrix Entity to any other Person or of any other Person to a Citrix Entity relating to any claim or allegation of infringement, misappropriation or any other violation of Intellectual Property; (ii) grant any Citrix Entity a license to, option to, or right to use or exploit (including by means of a covenant not to sue) Intellectual Property owned or controlled by any other Person that is material to the operation of the SpinCo Business or (iii) assign any Citrix Entity Intellectual Property developed by any other Person that is material to the operation of the SpinCo Business, or (B) under which any Citrix Entity assigns or grants a license to, option to, or right to use or exploit (including by means of a covenant not to sue) any Intellectual Property, except, in each case of the foregoing clauses (A) and (B), (x) Contracts with customers entered into in the ordinary course of business (other than (i) any such Contracts that are Restrictive Covenant Agreements, (ii) such Contracts the performance of which will extend over a period of one (1) year or more and that have fees greater than $250,000 in the aggregate during the calendar year ended December 31, 2015, or which require consideration or payments to a Citrix Entity in excess of $250,000 in the aggregate during any future calendar year, or (iii) such Contracts that are entered into on forms of Contract other than the applicable Citrix Entity’s standard form of customer Contract without material modification of any provisions relating to any SpinCo Intellectual Property), (y) off-the-shelf, commercially available and “shrink-wrap” software licenses that have annual or total license fees of less than $250,000 in the three (3) years prior to the date hereof or Free or Open Source Software (other than any such licenses for software that are imbedded or incorporated in a SpinCo Product) and (z) Contracts with former or current employees, independent contractors or consultants (collectively, other than such Contracts excluded under the foregoing clauses (x), (y) and (z), the “SpinCo IP Contracts”);

(v) the lease agreements that pertain to each parcel of Transferred Leased Real Property;

(vi) Contracts for the furnishing of products or services by a Citrix Entity to any Governmental Authority that are material to the SpinCo Business, taken as a whole;

(vii) Contracts containing (A) a covenant materially restricting the ability of any Transferred Subsidiary or its Affiliates to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the SpinCo Business;

(viii) indentures, credit agreements, loan agreements and similar instruments pursuant to which a Transferred Subsidiary has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any such indebtedness of any other Person; and

(ix) material Contracts under which there has been imposed an Encumbrance (other than Permitted Encumbrances) on any of the assets, tangible or intangible, of the SpinCo Business.

(b) Citrix has made available to Parent true, complete and correct copies of each SpinCo Material Contract in effect on the date of this Agreement. Each SpinCo Material Contract is valid and binding on the applicable Citrix Entity and, to the Knowledge of Citrix, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof. No Citrix Entity is in material breach of, or material default under, any SpinCo Material Contract to which it is a party.

Section 4.17 Environmental Matters.

(a) (i) Citrix and its Subsidiaries are conducting the SpinCo Business in compliance in all material respects with Environmental Law; (ii) in connection with the SpinCo Business, Citrix and its Subsidiaries have obtained and are in compliance in all material respects with all Environmental Permits that are necessary to conduct the SpinCo Business as now conducted or to own, lease or operate the SpinCo Assets; (iii) in connection with the SpinCo Business, Citrix and its Subsidiaries have not, to the Knowledge of Citrix, Released any Hazardous Materials that require any material Remedial Action pursuant to Environmental Law; and (iv) there is no Action pending or, to the Knowledge of Citrix, threatened, in connection with the SpinCo Business, against Citrix or any of its Subsidiaries that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law that would reasonably be expected to result in a material cost or obligation to the SpinCo Business.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.05, and, as such relates to occupational health and safety standards, Section 4.12 and in this Section 4.17 are the only representations and warranties being made by Citrix or SpinCo in this Agreement with respect to compliance with or Liability under Environmental Law or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the SpinCo Business, the Transferred Leased Real Property or the Transferred Owned Real Property.

Section 4.18 Sufficiency of Assets; Title. Except as otherwise provided in this Agreement and after giving effect to the Internal Reorganization, the SpinCo Assets and the employment of the SpinCo Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Separation Agreement, the Ancillary Agreements (including the services available under the Transition Services Agreement) and the commercial arrangements set forth on Schedule 4.18 of the Citrix Disclosure Letter (the “Commercial Arrangements”), shall, in the aggregate, constitute all of the assets necessary to conduct, in all material respects, the SpinCo Business immediately after the Closing in substantially the same manner as currently conducted by Citrix and its Subsidiaries. Except for Permitted Encumbrances, Citrix has good and valid title to, or valid leases, licenses or rights to use, all of the SpinCo Assets material to the SpinCo Business. Except for (a) the Excluded Assets to be used by the Retained Citrix Entities to provide the services to the Transferred Subsidiaries described in the Transition Services Agreement, (b) the Intellectual Property subject to the IP License Agreement and (c) the Commercial Arrangements, none of the Excluded Assets are used or held for use in any material respect in connection with the SpinCo Business, and none of the SpinCo Assets are used or held for use in any material respect in Citrix’s business other than the SpinCo Business. Except with respect to services or products contemplated to be provided pursuant to the Separation Agreement, the Ancillary Agreements or the Commercial Arrangements, none of the Intercompany Agreements is material to the SpinCo Business. Immediately after consummation of the Distribution and the other transactions contemplated by the Separation Agreement, except for this Agreement, the Separation Agreement, the Ancillary Agreements and the Commercial Arrangements, (i) SpinCo and the Transferred Subsidiaries will owe no obligations or Liabilities to Citrix and its Subsidiaries, and vice versa, and (ii) there will be no Contracts between SpinCo or any Transferred Subsidiary, on the one hand, and Citrix or any of its Subsidiaries, on the other hand.

Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the

Separation Agreement, the Loan Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Citrix or any of its Subsidiaries, for which Parent or any of its Subsidiaries (including the Transferred Subsidiaries following the Closing) would be liable.

Section 4.20 Disclaimer of Citrix and SpinCo.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN THIS ARTICLE IV OR IN THE SEPARATION AGREEMENT OR THE ANCILLARY AGREEMENTS, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF CITRIX, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SPINCO BUSINESS, THE RETAINED CITRIX ENTITIES, THE TRANSFERRED SUBSIDIARIES, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE SPINCO ASSETS OR SPINCO LIABILITIES TO BE ASSUMED. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN THIS ARTICLE IV OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, CITRIX, SPINCO AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) ANY RETAINED CITRIX ENTITIES, EXCLUDED ASSETS OR EXCLUDED LIABILITIES; (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (III) THE OPERATION OF THE SPINCO BUSINESS AFTER THE CLOSING; OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE SPINCO BUSINESS AFTER THE CLOSING, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN THIS ARTICLE IV OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF CITRIX, SPINCO OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT, MERGER SUB, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, MERGER SUB OR ITS REPRESENTATIVES OF, OR PARENT’S, MERGER SUB’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE SPINCO BUSINESS, INCLUDING ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, BUDGETS, COST ESTIMATES OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PARENT, MERGER SUB OR THEIR REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (a) the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or any other statement included in such Parent SEC Documents to the extent they are predictive or forward looking in nature; or (b) the Parent Disclosure Letter, Parent and Merger Sub, jointly and severally, hereby represent and warrant to Citrix and SpinCo as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and carry on its business as now being conducted. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except as would not have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent and Merger Sub, except for the Parent Stockholder Approval, and in the case of the Merger, the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) Parent has the necessary corporate power and authority to enter into the Loan Agreement and each Ancillary Agreement to which it is or will be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Parent of the Loan Agreement and each Ancillary Agreement to which it is or will be a party, the performance by Parent of its obligations thereunder and the consummation by Parent of the transactions contemplated thereby have been, or will be, duly authorized by all requisite action on the part of Parent. The Loan Agreement and each Ancillary Agreement will be duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the other parties thereto) the Loan Agreement and each Ancillary Agreement will constitute, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d) Schedule 5.01(d) of the Parent Disclosure Letter sets forth a list as of the date hereof of the Subsidiaries of Parent and their respective jurisdictions of organization. Each Subsidiary of Parent is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and has the corporate power and authority to own its properties and carry on its business as now being conducted. Each Subsidiary of Parent is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except as would not have a Parent Material Adverse Effect. (i) Parent or a Subsidiary of Parent owns, directly or indirectly, all equity interests in the Subsidiaries of Parent, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws; (ii) all equity interests in the Subsidiaries of Parent have been duly authorized and are validly issued, fully paid and non-assessable; and (iii) there are no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the equity interests in the Subsidiaries of Parent.

(e) Merger Sub is a direct, wholly-owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities. The copies of the certificate of incorporation and bylaws of Merger Sub that were previously furnished or made available to Citrix are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 5.02 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. As of the close of business on July 22, 2016 (the “Parent Capitalization Date”), (i) 25,306,647 shares of Parent Common Stock, and zero shares of Parent Preferred Stock, were issued and outstanding; (ii) (A) 526,535 shares of Parent Common Stock were subject to outstanding Parent Stock Options; (B) 1,367,678 shares of Parent Common Stock were subject to outstanding Parent RSUs with time-based vesting; and (C) 189,500 shares of Parent Common Stock were subject to outstanding Parent RSUs with performance-based vesting; and (iii) 2,798,389 shares of Parent Common Stock, and zero shares of Parent Preferred Stock, were held in the treasury of Parent. Except as set forth above, as of the Parent Capitalization Date, (x) there were no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (aa) relating to the issued or unissued capital stock of Parent; (bb) obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent; (cc) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (dd) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of Parent Common Stock; and (y) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. All outstanding shares of Parent Common Stock are, and all such shares of Parent Common Stock which may be issued in accordance with the terms of this Agreement (including the Merger Consideration) will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the Parent Charter or the bylaws of Parent.

(b) There are no issued and outstanding bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Parent may vote. Neither Parent nor any of its Subsidiaries is a party to any Contract or agreement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Parent Common Stock.

Section 5.03 No Conflict; Board and Stockholder Approval.

(a) Assuming that all consents, approvals, authorizations and other actions described herein or set forth on Schedule 5.03(a) of the Parent Disclosure Letter have been obtained, all filings and notifications listed in Section 5.04 below or on Schedule 5.04 of the Parent Disclosure Letter have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to Citrix or its Affiliates, the execution, delivery and performance by Parent of this Agreement does not, and the execution, delivery and performance by Parent of the Loan Agreement and each Ancillary Agreement to which it is contemplated to be a party will not, (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws of Parent; (b) conflict with or violate any Law or Governmental Order applicable to Parent or any Subsidiary of Parent; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Parent Material Contract or any other Contract to which Parent or any Subsidiary of Parent is a party or by which any of their respective material properties or assets is bound; or (d) (i) result in the creation or the imposition of (x) any Encumbrance upon any assets of Parent or any of its Subsidiaries (other than a Permitted Encumbrance); or (y) any Encumbrance upon any of the capital stock of Parent or any of its Subsidiaries; or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of Parent or any of its Subsidiaries, or any of their respective assets, except, in the case of clauses (b) - (d), as would not materially and adversely affect the ability of Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the Loan Agreement and the Ancillary Agreements or have a Parent Material Adverse Effect.

(b) (b) The Parent Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and has approved this Agreement; and (ii) recommended the approval by the stockholders of Parent of the Parent Share Issuance. The Parent Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, will have approved, declared advisable and recommended the approval by the stockholders of Parent of the Parent Charter Amendment and, to the extent the New Parent Stock Plan will be included in the Proxy Statement, the New Parent Stock Plan.

(c) The Parent Stockholder Approval is the only vote of the holders of any voting securities of Parent under any Law, the rules and regulations of Nasdaq, the Parent Charter and Parent’s bylaws necessary to approve the transactions contemplated by this Agreement, including the Parent Share Issuance, the Parent Charter Amendment and the New Parent Stock Plan.

(d) As promptly as practicable after execution of this Agreement (and in any event within twenty-four (24) hours), Parent will approve and adopt, as Merger Sub’s sole stockholder, this Agreement, the Merger and the other transactions contemplated by this Agreement which require the consent of Merger Sub’s stockholders under the DGCL, Merger Sub’s certificate of incorporation or Merger Sub’s bylaws.

Section 5.04 Governmental Consents and Approvals. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the execution, delivery and performance by Parent of the Loan Agreement and the Ancillary Agreements to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable antitrust Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 2.02; (c) the filing with the SEC of the Proxy Statement, the filing with the SEC and effectiveness of the Registration Statements and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the transactions contemplated by this Agreement; (d) compliance with the rules and regulations of Nasdaq as required in connection with the transactions contemplated by this Agreement; (e) as a result of any facts or circumstances relating solely to Citrix or any of its Affiliates; or (f) where the failure to obtain such consent, approval, authorization, order, declaration or action, or to make such filing or notification, would not prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, the Loan Agreement and the Ancillary Agreements or would not have a Parent Material Adverse Effect.

Section 5.05 SEC Filings; Financial Information.

(a) Parent has made available to Citrix complete and correct copies of the Parent SEC Documents. Since January 1, 2013, Parent has filed with the SEC each report, statement, schedule or registration statement or other filing required by applicable Law to be filed by Parent at or prior to the time so required. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Parent SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Documents (i) present fairly, in all material respects, the combined financial position of Parent and its Subsidiaries as of the dates thereof and the results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have, a Parent Material Adverse Effect); and (ii) were prepared in accordance with GAAP as applied by Parent (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(c) Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable Parent SEC Documents. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 5.05(c), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the year ended December 31, 2015 (nor has any such deficiency or weakness been identified as of the date hereof).

(d) Parent maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Upon the consummation of the transactions contemplated by this Agreement, the Separation Agreement, the Loan Agreement and the Ancillary Agreements, (i) Parent will not be insolvent; (ii) Parent will not be left with unreasonably small capital; (iii) Parent will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (iv) the capital of Parent will not be impaired.

Section 5.06 Absence of Changes. Since December 31, 2015, (a) there has not occurred any Parent Material Adverse Effect and (b) except as contemplated by or permitted under this Agreement, Parent and its Subsidiaries have conducted their businesses in the ordinary course in all material respects. Without limiting the generality of the foregoing, since December 31, 2015, neither Parent nor any of its Subsidiaries has taken any action that would require the consent of Citrix under clauses (vi), (viii)-(ix) or (xiv)-(xvi) of Section 6.02(b) if taken after the date hereof.

Section 5.07 Litigation. There is no Action by or against Parent or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened before any Governmental Authority that would have a Parent Material Adverse Effect or would prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, the Loan Agreement and the Ancillary Agreements.

Section 5.08 Registration Statement. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, (a) with respect to each Registration Statement, at the time each Registration Statement is declared or becomes effective; (b) with respect to the Parent Registration Statement, at the time the prospectus contained in such Registration Statement is first mailed to stockholders of Citrix; (c) with respect to the Proxy Statement, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent; (d) at the time of the Parent Stockholders’ Meeting; (e) at the time the Schedule TO is filed with the SEC (if applicable); (f) on the Distribution Date; or (g) at the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, the Loan Agreement and the Ancillary Agreements will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.09 Compliance with Laws.

(a) Parent and its Subsidiaries are conducting their businesses in all material respects in compliance with all Laws and Governmental Orders applicable to the businesses of Parent and its Subsidiaries and are not in material violation of any such Law or Governmental Order. Each of Parent and its Subsidiaries has obtained and is, in all material respects, in compliance with all material permits, licenses, approvals, agreements and authorizations issued or granted by any Governmental Authority (other than Environmental Permits, which are the subject of Section 5.16) that are necessary to conduct its business as currently conducted or to own, lease or operate its assets and facilities. This Section 5.09(a) does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 5.10, Section 5.12, Section 5.13, Section 5.14 and Section 5.16.

(b) Each of Parent and its Subsidiaries is in compliance in all material respects with the FCPA, the U.K. Bribery Act and any similar U.S. or foreign Law concerning corrupt payments applicable to its businesses. Since January 1, 2013, neither Parent nor any of its Subsidiaries has been given written notice by a Governmental Authority of, or to Parent’s Knowledge has been investigated by any Governmental Authority with respect to, any violation by Parent or its Subsidiaries of the FCPA, the U.K. Bribery Act, or any similar U.S. or foreign Law concerning corrupt payments applicable to its businesses. Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any Person authorized to act, and acting, on behalf of Parent or its Subsidiaries has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Authority for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that has resulted in a material violation of applicable Law. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or government-controlled entity, and any known officer or employee of a public international organization, as well as any person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(c) Without limiting Section 5.09(a) above, to the Knowledge of Parent, each Parent Entity is in compliance in all material respects with all export control and embargo laws applicable to the business of Parent and its Subsidiaries. (A) Each Parent Entity has obtained all approvals necessary for (i) exporting the Parent Products and related technology, including Software, outside the United States in accordance with all applicable U.S. export control regulations, and (ii) when any Parent Entity is the seller of record, importing Parent Products and related technology, including Software, into any country in which such Parent Products are now sold or licensed for use, and (B) all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect, except in each case in clauses (A) and (B) as would not have a Parent Material Adverse Effect.

Section 5.10 Intellectual Property; IT; Data Security.

(a) Schedule 5.10(a) of the Parent Disclosure Letter contains a complete and accurate list of (i) all Patents, registered and material unregistered and pending applications for Marks, and registered and pending applications for Copyrights, and domain name registrations, in each such case that are included in the Parent Intellectual Property and (ii) the owner of such item of Intellectual Property and the jurisdiction in which such item of Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number.

(b) All Patents, Marks and Copyrights owned or purported to be owned or exclusively licensed by Parent and each of its Subsidiaries and used or held for use in their respective businesses that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (the “Registered Parent Intellectual Property”) (i) are in compliance with all formal legal requirements and have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that Parent or any of its Subsidiaries has permitted to expire or has cancelled or abandoned in its reasonable business judgment and (ii) are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Registered Parent Intellectual Property is involved as of the date of this Agreement in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. All Registered Parent Intellectual Property is subsisting, valid and enforceable; provided that the foregoing representation and warranty is made to Parent’s Knowledge with respect to any Registered Parent Intellectual Property that is not issued or the subject of a registration.

(c) Parent and its Subsidiaries exclusively own all of the Intellectual Property owned or purported to be owned by them and have valid and enforceable rights pursuant to written agreements to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property that is currently used, sold, licensed and otherwise exploited by Parent and its Subsidiaries in their business as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). None of Parent or any of its Subsidiaries has any commitments or outstanding offers to or agreements with any standards body, patent pool, or similar formal or informal organization applicable to any Parent Intellectual Property.

(d) In the five (5) years immediately prior to the date hereof, there have been, and there are as of the date hereof, no Actions pending, or, to the Knowledge of Parent, threatened alleging (i) infringement, misappropriation or any other violation of any Third Party Rights by Parent or any of its Subsidiaries, the operation of any of the businesses of Parent and its Subsidiaries or the manufacture, sale, offer for sale, importation and/or use of any Parent Product or (ii) that any of the Parent Intellectual Property is invalid or unenforceable.

(e) To the Knowledge of Parent, the operation of each of the businesses of Parent and its Subsidiaries and the manufacture, sale, offer for sale, importation and/or use of any Parent Products have not in the five (5) years prior to the date hereof, do not and will not infringe, misappropriate or otherwise violate any material Third Party Right. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties contained in this Section 5.10(e) are the only representations and warranties being made by Parent with respect to the infringement, misappropriation or other violation of any Third Party Rights.

(f) To the Knowledge of Parent, there is no actual, alleged or suspected infringement, misappropriation or other violation by any Person of any of the Parent Intellectual Property and there is no Action pending or claim threatened, and neither Parent nor any of its Subsidiaries has received from or delivered to any Person written notice of a claim, for any such infringement, misappropriation or other violation.

(g) Parent and each of its Subsidiaries has taken reasonable security measures to protect the confidentiality of Trade Secrets included in the Parent Intellectual Property, including requiring each employee and consultant of Parent and its Subsidiaries and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been made available to Citrix and, to the Knowledge of Parent, there has not been any breach by any party to such confidentiality agreements.

(h) All current or former employees, consultants and contractors of the Parent Entities who have contributed to the Parent Intellectual Property did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property arising therefrom became the exclusive property of the applicable Parent Entity or (ii) pursuant to valid and enforceable written agreements assigning, subject to applicable Law, all Intellectual Property arising therefrom to the applicable Parent Entity.

(i) (i) Neither Parent nor any of its Subsidiaries has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any product and service developed, marketed, licensed, sold, performed, distributed or otherwise made available by their respective businesses (the “Parent Products”), and (ii) neither Parent nor any of its Subsidiaries has provided or disclosed any source code of any of the Parent Products to any Person.

(j) Each Parent Product substantially performs in accordance with its documented specifications and as Parent or its applicable Subsidiary has warranted to its customers, and the Parent Products do not contain any Malicious Code. Parent uses industry standard methods to detect and prevent Malicious Code (and subsequently to correct or remove such Malicious Code) that may be present in the Parent Products. Parent does not include or install any spyware, adware, or other similar Software that monitors the use of the Parent Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Parent Product or remote computer, as applicable. The computer systems, servers, network equipment and other computer hardware owned, leased or licensed by Parent and its Subsidiaries (“Parent IT Systems”) are, to Parent’s Knowledge, adequate and sufficient for the operation of Parent’s and its Subsidiaries’ business as currently conducted. Parent and its Subsidiaries have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Parent IT Systems.

(k) None of the Parent Products contain, incorporate, link or call to, are distributed with, or otherwise use any Free or Open Source Software. Neither the development of any Parent Product with any Free or Open Source Software, nor the incorporation, linking, calling, distribution or other use in, by or with any Parent Product of any such Free or Open Source Software, (i) obligates Parent or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of such Parent Product or component thereof to any third party, or (ii) requires that any Parent Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no charge, other than the applicable Free or Open Source Software. Parent and its Subsidiaries are in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, linked or called by, distributed with, or otherwise used by any Parent Product.

(l) (i) Parent and its Subsidiaries have reasonable security measures in place to protect Data relating to the customers of their respective businesses (“Parent Customer Data”) under their and, to the Knowledge of Parent, their service providers’ possession or control from unauthorized access; and (ii) Parent and each of its Subsidiaries’ hardware, software, encryption, systems, policies and procedures are reasonably sufficient to protect the security and confidentiality of all material Parent Customer Data. To the Knowledge of Parent, none of Parent or its Subsidiaries nor their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Parent Customer Data. In the collection and processing by Parent and its Subsidiaries of any Parent Customer Data, Parent and its Subsidiaries, and, to the Knowledge of Parent, their service providers have complied in all material respects with applicable Information Privacy Laws, the Privacy Policies of Parent and its Subsidiaries. No Action has been filed or commenced or, to the Knowledge of Parent, threatened against, any of Parent or its Subsidiaries or their service providers alleging any failure to comply with any Information Privacy Laws related to or in connection with the business conducted by Parent and its Subsidiaries. The execution, delivery and performance of this Agreement, the transactions contemplated herein, including the Distribution, will not violate any applicable Information Privacy Laws and the Privacy Policies of Parent and its Subsidiaries.

(m) There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of Parent or any of its Subsidiaries to use any Parent Intellectual Property, (ii) restrict any business of Parent or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use the Parent Intellectual Property.

(n) The execution, delivery and performance of this Agreement and the performance of any transactions contemplated by this Agreement, will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any Parent IP Contract; (ii) cause the release, disclosure, or delivery of any Parent Intellectual Property by or to any escrow agent or other person, or any grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any Parent Intellectual Property, or (iii) result in the loss of or creation of any Encumbrance on any Parent Intellectual Property.

Section 5.11 Real Property.

(a) Schedule 5.11(a) of the Parent Disclosure Letter sets forth the address (or other identifying description) of each parcel of Parent Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Parent Leased Real Property. The Parent Leased Real Property constitutes all of the leased real property used or held for use by Parent and its Subsidiaries that is material to the conduct of their business as currently conducted. A Parent Entity has a valid and binding leasehold interest in each parcel of Parent Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. No Parent Entity has subleased, licensed or otherwise granted to a third party any right to use or occupy all or any portion of the Parent Leased Real Property.

(b) Schedule 5.11(b) of the Parent Disclosure Letter sets forth the address and parcel number of each parcel of Parent Owned Real Property. A Parent Entity has good and marketable fee simple title in and to each parcel of Parent Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no outstanding options, rights of first offer or rights of first refusal to purchase any such Parent Owned Real Property or any portion thereof or interest therein. The Parent Owned Real Property constitutes all of the owned real property used or held for use by Parent and its Subsidiaries that is material to the conduct of their business as currently conducted. All buildings, structures and other improvements located on the Parent Owned Real Property are in good condition and repair in all material respects, reasonable wear and tear excepted. Other than pursuant to easements of record, no Parent Entity has leased or granted any right to use or occupy all or any portion of a Parent Owned Real Property to a third party. There is no condemnation or other proceeding in eminent domain, pending or, to Parent’s Knowledge, threatened, affecting the Parent Owned Real Property or any portion thereof or interest therein.

Section 5.12 Employee Benefit Matters.

(a) Schedule 5.12(a) of the Parent Disclosure Letter lists, as of the date hereof, all material “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance or other Contracts, to which Parent or any of its Subsidiaries is a party, with respect to which Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its Subsidiaries, in each case, for the benefit of any U.S. Parent Employee or to which any U.S. Parent Employee is a party (collectively, the “U.S. Parent Plans”). Parent has made available to Citrix the plan document, summary plan description, or summary of material terms of each material U.S. Parent Plan.

(b) Schedule 5.12(b) of the Parent Disclosure Letter lists, as of the date hereof, all material employee benefit plans, material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, jubilee, long-service, termination indemnity, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance or other Contracts, to which Parent or any of its Subsidiaries is a party, with respect to which Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its Subsidiaries, in each case, for the benefit of any Non-U.S. Parent Employee or to which any Non-U.S. Parent Employee is a party (other than statutory plans) (collectively, the “Non-U.S. Parent Plans” and together with the U.S. Parent Plans, the “Parent Plans”). Parent has made available to Citrix the plan document, summary plan description, or summary of material terms of each material Non-U.S. Parent Plan.

(c) Each Parent Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable material Laws. Each of Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Laws applicable to the Parent Plans.

(d) None of the execution and delivery of this Agreement, the Loan Agreement and the Ancillary Agreements or the consummation of the Merger or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Parent Employee to an increase in or right to receive any material compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Parent Plan; or (iii) result in any breach or violation of or default under, or limit Parent’s right to amend, modify or terminate, any Parent Plan, except pursuant to applicable Law.

Section 5.13 Labor Matters. Schedule 5.13 of the Parent Disclosure Letter lists each collective bargaining agreement that is applicable to the current employees of Parent and its Subsidiaries to which Parent or any of its Subsidiaries is a party, including arrangements with works councils and other similar employee representative bodies, under which the employees of Parent and its Subsidiaries will have outstanding rights or obligations on and following the Closing (collectively, the “Parent Employee Representative Agreements”). Parent has made available to Citrix each Parent Employee Representative Agreement. (a) There are no material strikes or lockouts with respect to any employees of Parent and its Subsidiaries pending, or to the Knowledge of Parent, threatened; (b) there is no material union organizing effort pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries; (c) there is no unfair labor practice, material labor dispute (other than routine individual grievances) or material labor arbitration proceeding pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries; and (d) there is no material slowdown, or work stoppage in effect or, to Parent’s Knowledge, threatened with respect to Parent or any of its Subsidiaries. Parent and each of its Subsidiaries conducts its business in compliance in all material respects with all applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visas, work status, pay equity and workers’ compensation.

Section 5.14 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, as applicable, have been filed when due (taking into account any extensions of such due date), all such Tax Returns are true, correct and complete in all material respects, and Parent and its Subsidiaries have paid (or have had paid on their behalf) all respective material Taxes due and owing (whether or not shown on any Tax Return).

(b) Each of Parent and its Subsidiaries has withheld and paid all respective material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The unpaid Taxes of Parent and its Subsidiaries did not, as of March 29, 2016, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Parent SEC Documents (rather than in any notes thereto). Since March 29, 2016, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) There are (i) no examinations or audits of any material Tax Return of Parent or any of its Subsidiaries in progress and (ii) no written notice of a claim or pending investigation has been received by Parent or any of its Subsidiaries in the past three (3) years from any Governmental Authority in any jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns or pay Taxes that Parent or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. Neither Parent nor any of its Subsidiaries has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation that would give rise to material Taxes with respect to Parent or its Subsidiaries.

(e) To the Knowledge of Parent and its Subsidiaries, no Action is pending or has been threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax. No deficiency of material Taxes in respect of Parent or any of its Subsidiaries has been asserted in writing as a result of any audit or examination by any Governmental Authority that is not adequately reserved for in the financial statements included in the Parent SEC Documents in accordance with GAAP or has not been otherwise resolved or paid in full.

(f) Neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4.

(g) To the Knowledge of Parent, none of Parent, Merger Sub or their respective Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any facts, agreement, plan or other circumstance that would) prevent either the Merger or the Separation from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions.

(h) There are no material Tax Encumbrances on Parent or any of its Subsidiaries (other than Permitted Encumbrances).

(i) Neither Parent nor any of its Subsidiaries has distributed stock of another Person or had their stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(j) Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) other than (i) commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes and (ii) the Tax Matters Agreement. Neither Parent nor any of its Subsidiaries has any Liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(k) Neither Parent nor any of its Subsidiaries (nor any of its respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations section 301.7701-5(a).

(l) Except as set forth on Schedule 5.14(l) of the Parent Disclosure Letter, no entity classification election pursuant to Treasury Regulations section 301.7701-3 has been filed with respect to Parent or any of its Subsidiaries.

(m) The representations and warranties set forth in this Section 5.14 and, to the extent relating to Tax matters, Section 5.12, constitute the sole and exclusive representations and warranties of Parent regarding Tax matters.

Section 5.15 Parent Material Contracts.

(a) Schedule 5.15(a) of the Parent Disclosure Letter lists each of the following Contracts of Parent and its Subsidiaries (such Contracts being “Parent Material Contracts”) that is in effect as of the date of this Agreement:

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by Parent or any of its Subsidiaries in excess of $250,000 in the aggregate during the calendar year ended December 31, 2015, or which require consideration or payments by Parent or any of its Subsidiaries in excess of $250,000 in the aggregate during any future calendar year;

(ii) Contracts for the furnishing of products or services by Parent or any of its Subsidiaries, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to any Parent Entity in excess of $250,000 in the aggregate during the calendar year ended December 31, 2015, or which require consideration or payments to Parent or any of its Subsidiaries in excess of $250,000 in the aggregate during any future calendar year;

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) Contracts (A) that (i) involve a settlement, standstill, co-existence, consent to use or similar obligation of Parent or any of its Subsidiaries to any other Person or of any other Person to Parent or any of its Subsidiaries relating to any claim or allegation of infringement, misappropriation or any other violation of Intellectual Property; (ii) grant Parent or any of its Subsidiaries a license to, option to, or right to use or exploit (including by means of a covenant not to sue) Intellectual Property owned or controlled by any other Person that is material to the operation of any of the businesses of Parent or its Subsidiaries or (iii) assign Parent or any of its Subsidiaries Intellectual Property developed by any other Person that is material to the operation of any of the businesses of Parent or its Subsidiaries, or (B) under which Parent or any of its Subsidiaries assigns or grants a license to, option to, or right to use or exploit (including by means of a covenant not to sue) any Intellectual Property, except, in each case of the foregoing clauses (A) and (B), (x) Contracts with customers entered into in the ordinary course of business (other than (i) any such Contracts that are Restrictive Covenant Agreements, (ii) such Contracts the performance of which will extend over a period of one (1) year or more and that have fees greater than $250,000 in the aggregate during the calendar year ended December 31, 2015, or which require consideration or payments to Parent or any of its Subsidiaries in excess of $250,000 in the aggregate during any future calendar year, or (iii) such Contracts that are entered into on forms of Contract other than the applicable Parent Entity’s standard form of customer Contract without material modification of any provisions relating to any Parent Intellectual Property), (y) off-the-shelf, commercially available and “shrink-wrap” software licenses that have annual or total license fees of less than $250,000 in the three (3) years prior to the date hereof or Free or Open Source Software (other than any such licenses for software that are imbedded or incorporated in a Parent Product) and (z) Contracts with former or current employees, independent contractors or consultants (collectively, other than such Contracts excluded under the foregoing clauses (x), (y) and (z), the “Parent IP Contracts”);

(v) the lease agreements of Parent or any of its Subsidiaries that pertain to each parcel of Parent Leased Real Property;

(vi) Contracts for the furnishing of products or services by a Parent Entity to any Governmental Authority that are material to Parent’s and its Subsidiaries’ business, taken as a whole;

(vii) Contracts containing (A) a covenant materially restricting the ability of Parent or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the business of Parent or any of its Subsidiaries;

(viii) indentures, credit agreements, loan agreements and similar instruments pursuant to which Parent or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any such indebtedness of any other Person in excess of $250,000, other than any indentures, credit agreements, loan agreements or similar instruments between or among any of Parent and any of its Subsidiaries; and

(ix) material Contracts under which there has been imposed an Encumbrance (other than a Permitted Encumbrance) on any of the assets, tangible or intangible, of Parent or any of its Subsidiaries.

(b) Parent has made available to Citrix true, complete and correct copies of each Parent Material Contract in effect on the date of this Agreement. Each Parent Material Contract is valid and binding on Parent or one of its Subsidiaries, as applicable and, to Parent’s Knowledge, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof. Neither Parent nor any of its Subsidiaries is in material breach of, or material default under, any Parent Material Contract to which it is a party.

Section 5.16 Environmental Matters.

(a) (i) Parent and its Subsidiaries are conducting their businesses in compliance in all material respects with Environmental Law; (ii) Parent and its Subsidiaries have obtained and are in compliance in all material respects with all Environmental Permits that are necessary to conduct their businesses as now conducted or to own, lease or operate their assets and facilities; (iii) Parent and its Subsidiaries have not, to Parent’s Knowledge, Released any Hazardous Materials that require any material Remedial Action pursuant to Environmental Law; and (iv) there is no Action pending or, to Parent’s Knowledge, threatened, against Parent or against any of its Subsidiaries that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law that would reasonably be expected to result in a material cost or obligation to Parent’s and its Subsidiaries’ businesses.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.04, and, as such relates to occupational health and safety standards, Section 5.13 and in this Section 5.16 are the only representations and warranties being made by Parent in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the businesses of Parent and its Subsidiaries, the Parent Leased Real Property or the Parent Owned Real Property.

Section 5.17 No Shareholder Rights Plan; No Antitakeover Law. There is no shareholder rights plan, “poison pill,” antitakeover plan or other similar device in effect, to which Parent or any of its Subsidiaries is a party or otherwise bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover Law applicable to Parent or Merger Sub enacted under the Law of any jurisdiction applies to this Agreement, the Merger or the other transactions contemplated hereby.

Section 5.18 Opinion of Financial Advisor. The Parent Board has received the opinion of RBC Capital Markets, LLC as to the fairness, from a financial point of view, to Parent of the Aggregate Merger Consideration to be paid by Parent pursuant to this Agreement.

Section 5.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Loan Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Parent or any of its Subsidiaries for which any of the Retained Citrix Entities would be liable.

Section 5.20 Disclaimer of Parent and Merger Sub.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN THIS ARTICLE V OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN THIS ARTICLE V OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, PARENT, MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (II) THE OPERATION OF THEIR BUSINESSES AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THEIR BUSINESSES AFTER THE CLOSING, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN THIS ARTICLE V OR IN THE SEPARATION AGREEMENT, THE LOAN AGREEMENT OR THE ANCILLARY AGREEMENTS, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF PARENT, MERGER SUB, OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO CITRIX, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO CITRIX, SPINCO, OR THEIR REPRESENTATIVES, OR CITRIX’S, SPINCO’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESSES OF PARENT AND ITS SUBSIDIARIES, INCLUDING ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, BUDGETS, COST ESTIMATES OR OTHER MATERIAL MADE AVAILABLE TO CITRIX OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF CITRIX, OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of SpinCo Business Pending the Merger. From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, except as set forth on Schedule 6.01 of the Citrix Disclosure Letter, except for the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated or required by this Agreement, the Separation Agreement, the Loan Agreement, the Ancillary Agreements or applicable Law, and except as Parent shall otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (a) Citrix shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct the SpinCo Business in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization, assets and technology of the SpinCo Business, including by using commercially reasonable efforts to (x) keep available the services of the SpinCo Employees and (y) preserve the goodwill and current relationships of the SpinCo Business with customers, suppliers and other Persons with which the SpinCo Business has business relations; and (b) Citrix shall not, and shall cause its Subsidiaries not to, to the extent relating to the SpinCo Business and excluding the Excluded Assets and Excluded Liabilities:

(i) (A) issue, sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of any of the Transferred Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of any of the Transferred Subsidiaries;

(ii) (A) sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the SpinCo Business, except (1) in the ordinary course of business and consistent with past practice; (2) dispositions of obsolete or worn-out assets that are no longer useful in the operation or conduct of the SpinCo Business; and (3) Encumbrances that are Permitted Encumbrances;

(iii) except as set forth in Section 7.17, amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Transferred Subsidiary;

(iv) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of a Transferred Subsidiary;

(v) (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) make any loans or advances or capital contribution to, or investment in, any Person other than a Transferred Subsidiary, except for travel advances to employees in the ordinary course of business consistent with past practices;

(vi) (A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by Citrix or its Affiliates (including SpinCo and its Subsidiaries) to any of the SpinCo Employees; (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any SpinCo Plan; (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any SpinCo Employee; (D) issue any Citrix Stock Awards that are required under this Agreement to be cancelled in connection with the receipt of a substitute award with respect to shares of Parent Common Stock; (E) terminate the employment (other than for cause) of or hire or promote any individual who is or will upon consummation of the Internal Reorganization be an officer at the vice president level or above of SpinCo or its Subsidiaries; or (F) enter into a SpinCo Employee Representative Agreement; in each case, other than (1) as required by Law; (2) as required by any SpinCo Plan, as in effect on the date hereof; or (3) except with respect to clause (D) hereof, in the ordinary course of business consistent with the past practices of Citrix or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements, other than as restricted by clause (E) hereof or Section 6.01(b)(vii));

(vii) hire, transfer internally or otherwise alter the duties and responsibilities of any employee of Citrix and its Affiliates in a manner that would affect whether such employee is or is not classified as a SpinCo Employee, except, in each case, (A) to the extent required by the Employee Matters Agreement or (B) as described on Schedule 6.01(b)(vii)(B) of the Citrix Disclosure Letter;

(viii) change any method of accounting or accounting practice or policy used by Citrix as it relates to the SpinCo Business, other than such changes as are required by GAAP or a Governmental Authority;

(ix) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent, SpinCo or any of their respective Subsidiaries;

(x) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the SpinCo Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice;

(xi) incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness solely between or among Citrix Entities that will be repaid prior to the Distribution; and (B) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(xii) commence or settle any Action other than (i) in the ordinary course of business and consistent with past practice or (ii) settlements not involving any material obligations of the Transferred Subsidiaries following the Closing;

(xiii) other than in the ordinary course of business and consistent with past practice, enter into, extend, materially amend, cancel or terminate any SpinCo Material Contract;

(xiv) (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material SpinCo Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material SpinCo Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material SpinCo Intellectual Property, in each case, except for non-exclusive licenses granted to customers in the ordinary course of business and consistent with past practice and on the applicable Citrix Entity’s standard form of customer Contract without material modification of any provisions relating to any SpinCo Intellectual Property;

(xv) fail to exercise any rights of renewal with respect to any material Transferred Leased Real Property that by its terms would otherwise expire;

(xvi) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with Citrix’s past practice with respect to the SpinCo Business;

(xvii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;

(xviii) amend or modify the Internal Reorganization or fail to implement the Internal Reorganization consistent with its Steps Plan (as defined in the Separation Agreement), except in each case as otherwise permitted under the terms of the Separation Agreement; or

(xix) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) In addition, between the date of this Agreement and the Effective Time, Citrix shall cause each of the Transferred Subsidiaries to (i) prepare and timely file all material Tax Returns that it is required to file; (ii) timely pay all Taxes shown to be due and payable on such Tax Returns; and (iii) promptly notify Parent of any notice of any Action or audit in respect of any material Tax matters related to the Transferred Subsidiaries or the SpinCo Business (or any significant developments with respect to ongoing Actions or audits in respect of such Tax matters).

Section 6.02 Conduct of Parent Business Pending the Merger. From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, except as set forth on Schedule 6.02 of the Parent Disclosure Letter, as contemplated or required by this Agreement, the Loan Agreement, the Ancillary Agreements or applicable Law, and except as Citrix shall otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (a) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its and their businesses in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization, assets and technology of Parent and its Subsidiaries, including by using commercially reasonable efforts to (x) keep available the services of Parent’s and its Subsidiaries’ key employees and (y) preserve the goodwill and current relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which they have business relations; and (b) Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) issue, sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of Parent or any of its Subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly-owned Subsidiary of Parent which remains a directly or indirectly wholly-owned Subsidiary of Parent after consummation of such transaction; (2) issuance of Parent Stock Awards to employees in the ordinary course of business up to the aggregate amount set forth on Schedule 6.02(b)(i) of the Parent Disclosure Letter; (3) upon the exercise or settlement of, or as otherwise required by, any Parent Stock Awards granted pursuant to the Parent Stock Plans outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement; or (4) pursuant to the Parent Share Issuance;

(ii) (A) sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the businesses of Parent and its Subsidiaries, except (1) in the ordinary course of business and consistent with past practice; (2) dispositions of obsolete or worn-out assets that are no longer useful in the operation or conduct of the business of Parent or its Subsidiaries; and (3) Encumbrances that are Permitted Encumbrances;

(iii) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of Parent or any of its Subsidiaries, except for the Parent Charter Amendment;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for (A) the Special Dividend (provided that (x) Parent will advise Citrix at least ten (10) days prior to any anticipated record date and ex-dividend date on Nasdaq for the Parent Common Stock in respect of the Special Dividend and (y) in the event that the Distribution is in the form of an Exchange Offer, the ex-dividend date in the regular way market on Nasdaq for the Parent Common Stock in respect of the Special Dividend shall not be during the averaging period used to determine the final exchange ratio in the Exchange Offer) and (B) dividends or distributions by any directly or indirectly wholly-owned Subsidiary of Parent;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi) (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division, business unit or material assets thereof having a value in excess of $50.0 million individually or in the aggregate (provided that no such acquisition or disposition, whether alone or in combination, is significant to Parent such that pro forma financial statements would be required to be included in the Parent Registration Statement under Regulation S-X); or (B) make any loans or advances or capital contribution to, or investment in, any Person other than Parent or a Subsidiary of Parent, except for travel advances to employees in the ordinary course of business consistent with past practices;

(vii) (A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by Parent or its Subsidiaries to any of its employees; (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Parent Plans; (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Parent Employee; (D) terminate the employment (other than for cause) of or hire or promote any individual who is an officer of Parent or its Subsidiaries at the vice president level or above; (E) hire any other employee of Parent and its Affiliates, except as described on Schedule 6.02(b)(vii)(E) of the Parent Disclosure Letter; or (F) enter into any Parent Employee Representative Agreement, in each case, other than (1) as required by Law; (2) as required by any Parent Plan, as in effect on the date hereof; or (3) in the ordinary course of business consistent with the past practices of Parent or its Subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements, other than as restricted by clauses (D) and (E));

(viii) change any method of accounting or accounting practice or policy used by Parent as it relates to the businesses of Parent and its Subsidiaries, other than such changes as are required by GAAP or a Governmental Authority;

(ix) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Citrix or any of its Subsidiaries;

(x) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements set forth in the Parent SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(xi) incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under Parent’s current credit facilities; (B) indebtedness solely between or among Parent and its Subsidiaries; (C) refinancing, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice; and (D) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(xii) commence or settle any Action other than in the ordinary course of business and consistent with past practice;

(xiii) other than in the ordinary course of business and consistent with past practice, enter into, extend, materially amend, cancel or terminate any Parent Material Contract;

(xiv) (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material Parent Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Parent Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Parent Intellectual Property, in each case, except for non-exclusive licenses granted to customers in the ordinary course of business and consistent with past practice and on Parent’s (or a Parent’s Subsidiary’s) standard form of customer Contract without material modification of any provisions relating to any Parent Intellectual Property;

(xv) fail to exercise any rights of renewal with respect to any material Parent Leased Real Property that by its terms would otherwise expire unless Parent (or, if the lessee is a Subsidiary of Parent, such Subsidiary) determines in good faith that a renewal would not be in the best interests of Parent;

(xvi) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of Parent and its Subsidiaries; or

(xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) In addition, between the date of this Agreement and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (i) prepare and timely file all material Tax Returns that it is required to file; (ii) timely pay all Taxes shown to be due and payable on such Tax Returns; and (iii) promptly notify Citrix of any notice of any Action or audit in respect of any material Tax matters (or any significant developments with respect to ongoing Actions or audits in respect of such Tax matters).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Registration Statements; Proxy Statement; Schedule TO.

(a) As promptly as reasonably practicable following the date hereof (and in the case of the filing of the Parent Registration Statement, the parties hereto shall use commercially reasonable efforts to achieve the same by no later than September 15, 2016), to the extent such filings are required by applicable Law in connection with the transactions contemplated by this Agreement, (i) Citrix, SpinCo, Parent and Merger Sub shall jointly prepare, and Parent shall file with the SEC, a proxy statement relating to the Parent Stockholder Approval (the “Proxy Statement”) and a registration statement on Form S-4 to register under the Securities Act the Parent Share Issuance (the “Parent Registration Statement”), provided that, in the event that the Distribution is accomplished by a One-Step Spin-Off, the Parent Registration Statement may include a proxy statement/prospectus; (ii) Citrix, SpinCo, Parent and Merger Sub shall jointly prepare, and SpinCo shall file with the SEC, a registration statement to register under the Securities Act or the Exchange Act, as applicable, the SpinCo Common Stock to be distributed in the Distribution (the “SpinCo Registration Statement” and, together with the Parent Registration Statement, the “Registration Statements”); and (iii) if the Distribution is effected in whole or in part as an exchange offer, Citrix shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”). Each of Citrix, SpinCo, Parent and Merger Sub shall use its reasonable best efforts to have the Registration Statements filed with the SEC declared effective under the Securities Act or become effective under the Exchange Act, as applicable, as promptly as practicable after such filing, and Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Parent Common Stock as promptly as practicable following the date on which (i) the Parent Registration Statement is declared effective by the SEC; or (ii) in the event that the Distribution is accomplished by an Exchange Offer, the date on which Parent files with the SEC a definitive proxy statement, following confirmation from the staff of the SEC (whether orally or in writing) that the comment process with respect to the Proxy Statement, if any, has concluded, and, if required by the SEC as a condition to the mailing of the Proxy Statement, the date on which the Parent Registration Statement is declared effective. Each of Parent and Citrix shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of Parent, the Parent Share Issuance and, in the case of Citrix, the issuance of the SpinCo Common Stock in the Distribution and, if applicable, the exchange of SpinCo Common Stock pursuant to an exchange offer. The parties hereto shall cooperate in preparing and filing with the SEC the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. Parent and Merger Sub shall furnish all information concerning Parent and the Parent Entities, and Citrix and SpinCo shall furnish all information concerning Citrix, the SpinCo Business and the Transferred Subsidiaries, as may be reasonably requested by the other parties hereto in connection with the preparation, filing and distribution of the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. None of the Proxy Statement, the Registration Statements, the Schedule TO nor any amendment or supplement thereto shall be filed or mailed to stockholders without the written consent of all of the parties hereto (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The Proxy Statement shall (i) state that the Parent Board has approved this Agreement and the transactions contemplated hereby, approved and declared advisable the Parent Charter Amendment and approved the Parent Share Issuance; and (ii) include the Parent Recommendation (except to the extent that Parent effects a Change in the Parent Recommendation in accordance with Section 7.03(d)). The Proxy Statement shall further state that approval of the Parent Charter Amendment and the New Parent Stock Plan are not conditions to the closing of the Merger and the other transactions contemplated hereby, including the Parent Share Issuance.

(c) Parent and Citrix, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when a Registration Statement has become effective or any supplement or amendment to the Proxy Statement or a Registration Statement has been filed; (ii) the issuance of any stop order; (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger or the SpinCo Common Stock issuable in connection with the Distribution; or (iv) any oral or written request by the SEC for amendment of the Proxy Statement, a Registration Statement or the Schedule TO or SEC comments thereon or requests by the SEC for additional information. Parent and Citrix shall promptly provide each other with copies of any written communication from the SEC with respect to the Proxy Statement, the

Registration Statements or the Schedule TO and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement, the Registration Statements and the Schedule TO as shall be reasonably appropriate.

(d) If, at any time prior to the Effective Time, any event or circumstance shall be discovered by a party hereto that should be set forth in an amendment or a supplement to a Registration Statement, the Proxy Statement or the Schedule TO so that any such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other parties hereto and the parties hereto shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to stockholders.

(e) In connection with the filing of the Registration Statements and other SEC filings contemplated hereby, each of Citrix and Parent shall use its reasonable best efforts to (i) cooperate with the other party to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for such SEC filings, including the requirements of Regulation S-X; and (ii) provide and make reasonably available upon reasonable notice the senior management employees of the other party to discuss the materials prepared and delivered pursuant to this Section 7.01(e).

(f) To the extent required to be included in the Parent Registration Statement, Citrix shall use its reasonable best efforts to, as promptly as practicable after the end of any fiscal quarter, prepare and furnish to Parent copies of combined financial statements of the SpinCo Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date (including the combined financial statements for the corresponding period in the preceding year), in each case together with the notes thereto, and prepared from the books and records of Citrix and its Subsidiaries and in accordance with GAAP, with no exception or qualification thereto, applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X. In the case of any such combined financial statements of the SpinCo Business for any fiscal year, Citrix shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent auditors for the SpinCo Business. In the case of any such combined financial statements of the SpinCo Business for any quarterly period, Citrix shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent auditors for the SpinCo Business. Citrix will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent auditors required to be filed with the Registration Statements.

Section 7.02 Parent Stockholders’ Meeting. Parent shall take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the Parent Registration Statement is declared effective, for the purpose of obtaining the Parent Stockholder Approval (and no other matters, except for a proposal to adjourn the meeting to solicit additional proxies to obtain the Required Parent Stockholder Vote, if necessary, and any other proposal required by applicable Law, shall be considered or voted upon at the Parent Stockholders’ Meeting without Citrix’s prior written consent). Parent agrees that the obligation of Parent to call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by (a) the commencement, disclosure, announcement or submission to Parent or its stockholders of any Competing Parent Transaction; or (b) any Change in the Parent Recommendation. Subject to Section 7.03(d), Parent shall solicit from its stockholders proxies in favor of the Parent Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the Parent Stockholder Approval. Parent agrees that it shall not, prior to the termination of this Agreement, submit to a vote of the stockholders of Parent any Competing Parent Transaction or Competing Parent Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of Parent’s stockholders to obtain the Parent Stockholder Approval.

Section 7.03 No Solicitation of Transactions.

(a) Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Parent’s stockholders), with respect to any Competing Parent Transaction; (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Parent Transaction; (iii) agree to, approve, endorse, recommend or consummate any Competing Parent Transaction; (iv) enter into any Competing Parent Transaction Agreement; (v) take any action to approve a third party becoming an “interested stockholder”, or to approve any transaction, for purposes of Section 203 of the DGCL; or (vi) resolve, propose or agree, or authorize any Representative, to do any of the foregoing. Parent acknowledges and agrees that the doing of any of the foregoing by Parent or any of its Subsidiaries or Representatives shall be deemed to be a breach by Parent of this Section 7.03(a). Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Citrix and its Affiliates) conducted prior to the execution of this Agreement by Parent or any of its Representatives with respect to any Competing Parent Transaction. Parent shall not, and shall not permit any of its Representatives to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with a Competing Parent Transaction; provided that Parent shall be permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request for such waiver from the counterparty thereto, to permit a confidential proposal for a Competing Parent Transaction to be made to the Parent Board if the Parent Board determines, in its good faith judgment (after consulting with outside legal counsel), that the failure to take such action would be a breach of the Parent Board’s fiduciary duties under applicable Law. Parent shall promptly request each Person (other than Citrix and its Affiliates) that has heretofore executed a confidentiality agreement with Parent in connection with such Person’s consideration of a Competing Parent Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b) Parent shall promptly (and in any event within twenty-four (24) hours after Parent attains knowledge thereof) notify Citrix, orally and in writing, after the receipt by Parent or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Parent Transaction, including any request for discussions or negotiations and any request for information relating to Parent or any of its Affiliates in connection therewith or for access to the business, properties, assets, books or records of Parent or any of its Affiliates with respect thereto. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the material terms and conditions (if any) of such proposed Competing Parent Transaction, and Parent shall promptly (and in any event within twenty-four (24) hours after receipt by Parent) provide to Citrix copies of any written materials received by Parent in connection with any of the foregoing. Parent agrees that it shall keep Citrix reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request; and (ii) any information requested of or provided by Parent pursuant to Section 7.03(c). Parent shall provide Citrix with at least forty-eight (48) hours prior notice of any meeting of the Parent Board at which the Parent Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Parent Board in respect of such meeting). Parent agrees that it shall substantially simultaneously provide or make available to Citrix any nonpublic information concerning Parent that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto) unless such information has previously been provided or made available by Parent to Citrix.

(c) Notwithstanding anything to the contrary in this Section 7.03, at any time prior to the receipt of the Required Parent Stockholder Vote, Parent may furnish information to, and enter into discussions and negotiations with, a Person who has made an unsolicited written, bona fide proposal or offer with respect to a Competing Parent Transaction that did not arise or result from a breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Parent Board has (i) determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that such proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal; and, after consulting with outside legal counsel, that the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be a breach of the Parent Board’s fiduciary duties under applicable Law; (ii) provided written notice to Citrix of its intent to furnish information or enter into discussions with such Person prior to taking the first of any such action with respect to any given Person; and (iii) obtained from such Person an

Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with Parent or having the effect of prohibiting Parent from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Citrix a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.03(d), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the Parent Recommendation; (ii) make any public statement inconsistent with the Parent Recommendation; or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Competing Parent Transaction (any of the actions described in (i), (ii) or (iii), a “Change in the Parent Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the Required Parent Stockholder Vote, in response to the receipt of an offer or proposal with respect to a Competing Parent Transaction that did not arise or result from a breach of this Section 7.03 or in response to an Intervening Event, the Parent Board determines in its good faith judgment (after consulting with outside legal counsel), that the failure by the Parent Board to make a Change in the Parent Recommendation would be a breach of its fiduciary duties under applicable Law and with respect to an offer or proposal, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer or proposal constitutes a Superior Proposal, the Parent Board may, with respect to such Superior Proposal or Intervening Event, make a Change in the Parent Recommendation; provided, however, that the Parent Board shall not be entitled to exercise its right to make a Change in the Parent Recommendation pursuant to this Section 7.03(d) unless:

(i) Parent has provided written notice to Citrix advising Citrix that the Parent Board has received a Superior Proposal or that an Intervening Event has occurred promptly after the Parent Board determines to make a Change in the Parent Recommendation in response to a Superior Proposal or Intervening Event, stating that the Parent Board intends to make a Change in the Parent Recommendation and describing the material terms and conditions of such Superior Proposal or the material facts and circumstances of such Intervening Event; and

(ii) Citrix does not, within five (5) Business Days of receipt of such notice required by Section 7.03(d)(i) (the “Notice Period”), make a written offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to Parent’s stockholders as such Superior Proposal or, in the case of an Intervening Event, after consulting with outside legal counsel, permits the Board (consistent with its fiduciary duties under applicable Law) to not make a Change in the Parent Board Recommendation; provided, however, that, during the Notice Period, Parent shall negotiate in good faith with Citrix (to the extent Citrix desires to negotiate) regarding any Revised Transaction Proposal; and provided, further, that any amendment to the terms of such Superior Proposal or any material change to the facts and circumstances of the Intervening Event during the Notice Period shall require a new written notice from Parent describing such amendment or material change and an additional three (3) Business Day Notice Period that satisfies this Section 7.03(d)(ii), including with respect to Parent’s obligations to negotiate in good faith with Citrix.

(e) Any disclosure that the Parent Board may be required to make under applicable Law (including to the extent the Parent Board determines in its good faith judgment, after consultation with outside legal counsel, that the failure to make such disclosure would be a breach of its fiduciary duties under applicable Law) with respect to the receipt of a proposal or offer with respect to a Competing Parent Transaction or under Item 1012(a) of Regulation M-A or Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Section 7.03; provided, however, that neither the Parent Board nor any committee thereof shall (i) make a Change in the Parent Recommendation in connection with such disclosure unless permitted by Section 7.03(d) and (ii) any public statement made that relates to a Competing Parent Transaction shall be deemed to be a Change in the Parent Recommendation unless the Parent Board references or otherwise reaffirms the Parent Recommendation in such public statement (it being understood that any “stop, look and listen” communication by or on behalf of Parent pursuant to Rule 14d-9(f) shall not be considered a Change in the Parent Recommendation). Any Change in the Parent Recommendation shall not change the approval of the Parent Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement.

(f) Citrix agrees that neither it nor any of its Subsidiaries shall, and that it shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Parent’s stockholders), with respect to any Competing SpinCo Transaction; (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing SpinCo Transaction; (iii) agree to, approve, endorse, recommend or consummate any Competing SpinCo Transaction; (iv) enter into any Competing SpinCo Transaction Agreement; or (v) resolve, propose or agree, or authorize any Representative to do any of the foregoing. Citrix acknowledges and agrees that the doing of any of the foregoing by Citrix or any of its Subsidiaries or Representatives shall be deemed to be a breach by Citrix of this Section 7.03(f). Citrix shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Parent and its Affiliates) conducted prior to the execution of this Agreement by Citrix or any of its Representatives with respect to any Competing SpinCo Transaction. Citrix shall not, and shall not permit any of its Representatives to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with any Competing SpinCo Transaction. Citrix shall promptly request each Person (other than Parent and its Affiliates) that has heretofore executed a confidentiality agreement with Citrix in connection with such Person’s consideration of any Competing SpinCo Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement. Citrix shall promptly (and in any event within twenty-four (24) hours after Citrix attains knowledge thereof) notify Parent, orally and in writing, after the receipt by Citrix or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing SpinCo Transaction, including any request for discussions or negotiations and any request for information relating to Citrix or any of its Affiliates with respect to the SpinCo Business, or for access to the business, properties, assets, books or records of Citrix or any of its Affiliates with respect to the SpinCo Business.

Section 7.04 Access to Information.

(a) From the date of this Agreement until the Closing, upon reasonable notice, Citrix shall use its reasonable best efforts to (i) afford Parent and its authorized Representatives reasonable access to the offices, properties and books and records of the SpinCo Business; and (ii) furnish to the authorized Representatives of Parent such additional available information regarding the SpinCo Business (or copies thereof), as Parent may from time to time reasonably request; provided that (x) any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of Citrix’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the SpinCo Business; (y) all requests for access pursuant to this Section 7.04(a) shall be made in writing and shall be directed to and coordinated with a person or persons designated by Citrix in writing; and (z) Parent shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any Citrix Entity in connection with the transactions contemplated by this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary Agreements, whether in person or by telephone, mail, or other means of communication, without the prior written authorization of Citrix (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, Citrix shall not be required to provide any access or disclose any information to Parent or its Representatives if such disclosure would reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege; (B) contravene any applicable Law, fiduciary duty or agreement; or (C) result in the loss of protection of any proprietary information or Trade Secrets of any Citrix Entity. When accessing any of Citrix’s properties, Parent shall, and shall cause its Representatives to, comply with all of Citrix’s security requirements for the applicable property; provided that Citrix shall give notice to Parent of the fact that it is withholding such access or information pursuant to clauses (A), (B) or (C) of this Section 7.04(a) and thereafter Citrix and Parent shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to jeopardize such privilege, contravene such applicable Law, fiduciary duty or agreement, or result in any loss of such protection of proprietary information. Notwithstanding anything to the contrary in this Agreement, in no event shall Citrix be required to provide any information relating to any Excluded Assets or Excluded Liabilities.

(b) From the date of this Agreement until the Closing, upon reasonable notice, Parent shall use its reasonable best efforts to (i) afford Citrix and its authorized Representatives reasonable access to the offices, properties and books and records of the businesses of Parent and its Subsidiaries; and (ii) furnish to the authorized Representatives of Citrix such additional available information regarding the businesses of Parent and its Subsidiaries (or copies thereof), as Citrix may from time to time reasonably request; provided that (x) any such access or furnishing of information shall be conducted at Citrix’s expense, during normal business hours, under the supervision of the personnel of Parent or its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operations of the businesses of Parent and its Subsidiaries; (y) all requests for access pursuant to this Section 7.04(b) shall be made in writing and shall be directed to and coordinated with a person or persons designated by Parent in writing; and (z) Citrix shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any Parent Entity in connection with the transactions contemplated by this Agreement, the Separation Agreement and the Ancillary Agreements, whether in person or by telephone, mail, or other means of communication, without the prior written authorization of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide any access or disclose any information to Citrix or its Representatives if such disclosure would reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege; (B) contravene any applicable Law, fiduciary duty or agreement; or (C) result in the loss of protection of any proprietary information or Trade Secrets of any Parent Entity; provided that the Parent shall give notice to Citrix of the fact that it is withholding such access or information pursuant to clauses (A), (B) or (C) of this Section 7.04(b) and thereafter Citrix and Parent shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to jeopardize such privilege, contravene such applicable Law, fiduciary duty or agreement, or result in any loss of such protection of proprietary information. When accessing any of the properties of Parent or its Affiliates, Citrix shall, and shall cause its Representatives to, comply with all of Parent’s or its Affiliates’ security requirements for the applicable property.

Section 7.05 Directors’ and Officers’ Indemnification.

(a) Parent shall cause the Transferred Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificate of incorporation and bylaws (or similar organizational documents) concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Transferred Subsidiaries’ respective former and current officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation and bylaws of the Transferred Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.05 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any Transferred Subsidiary and his or her heirs and representatives. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.05.

Section 7.06 Regulatory and Other Authorizations; Notices and Consents.

(a) Prior to the Effective Time, each party hereto shall, and shall cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary

Agreements; (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. The applicable party hereto (or its Affiliate) making any notice or filing with any Governmental Authority as required by this Section 7.06 shall pay all applicable filing or notice fees required in connection therewith; provided that Parent or Citrix, as applicable, shall reimburse the other for its portion of all antitrust filing fees such that Parent and Citrix shall bear the cost of such fees evenly.

(b) Each party hereto agrees to, and shall cause its respective Affiliates to, make promptly, and no later than ten (10) Business Days after the date hereof unless mutually agreed otherwise by the parties, its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, the Separation Agreement and the Ancillary Agreements. Each party further agrees that it will supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition or trade regulation Law.

(c) Without limiting the generality of the parties’ undertakings pursuant to Section 7.06(a)-(b), and notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby and by the Separation Agreement and the Ancillary Agreements as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby and by the Separation Agreement and the Ancillary Agreements (“Antitrust Remedial Actions”); provided that the effectiveness of such Antitrust Remedial Action shall be contingent on the consummation of the Merger; and provided further that (i) no Antitrust Remedial Actions that require sales, divestitures or dispositions of any assets, properties or businesses shall be required if such assets, properties or businesses account for more than $40.0 million in estimated, or, if applicable, actual revenues for the fiscal year ended December 31, 2016 and (ii) no other Antitrust Remedial Actions shall be required if such Antitrust Remedial Actions would reasonably be expected, individually or in the aggregate, to result in a reduction in annual revenue to Parent and its Subsidiaries (including the Surviving Corporation and the Transferred Subsidiaries) of more than $40.0 million. In addition, Parent shall, and shall cause its Affiliates to, defend through litigation on the merits through a lower court ruling any Action by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date. Citrix acknowledges that, subject to the provisions of Section 7.06(d), Parent shall control any such Action with counsel of its choosing; provided that Citrix shall be allowed to participate in such defense, at its own expense, including to engage counsel of its choosing, and Parent and Citrix agree to cooperate and coordinate fully with each other and use their respective reasonable best efforts in connection therewith, and in furtherance thereof, Parent agrees to keep Citrix reasonably and timely informed of any developments with regard to such Action. Cooperation and coordination shall include prior, good faith consultation with Citrix as to any substantive aspects of litigation strategy and consideration in good faith of Citrix’s views and comments. In furtherance of Parent’s obligations under this Section 7.06(c), Citrix shall, and shall cause its Affiliates to, enter into agreements or arrangements reasonably requested by Parent to be entered into by any of them prior to the Closing with respect to any matters contemplated by this Section 7.06(c); provided, however, that (i) this Section 7.06(c) shall not require Citrix or any of its Affiliates to agree to any sale, divestiture, disposition or other arrangement with respect to any businesses or assets other than the SpinCo Business and (ii) the effectiveness of any sale, divestiture or disposition or entry into such other arrangements shall be contingent on the consummation of the Merger.

(d) Each party hereto shall promptly notify the other parties hereto of any communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. None of the parties hereto shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Each party hereto shall, and shall cause its Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Law; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(e) Each party hereto agrees that it shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, by more than a de minimis extent, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition or trade regulation Law, applicable to the transactions contemplated by this Agreement, the Loan Agreement, the Separation Agreement and the Ancillary Agreements; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby and by the Loan Agreement, the Separation Agreement and the Ancillary Agreements; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

(f) Each party hereto shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) obtain the FCC Consent and (ii) obtain all approvals, authorizations, or consents and submit all notices listed on Schedule 4.05 of the Citrix Disclosure Letter.

Section 7.07 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3 and the parties hereto hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to ensure the Tax-Free Status of the External Transactions, including causing each of the Separation and the Merger to qualify, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status of the External Transactions, including preventing the Separation or the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, none of Citrix, the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause either the Separation or the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the parties from achieving the Tax-Free Status of the External Transactions.

(b) Parent and Citrix shall cooperate and use their respective reasonable best efforts in order for (i) Parent to obtain the opinion of Latham & Watkins LLP (“Parent Tax Counsel”), in form and substance reasonably acceptable to Parent, dated as of the Closing Date to the effect that, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters and on the assumption that the conclusion in clause (ii)(A) of this Section 7.07(b) is correct, for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and SpinCo will be a party to the reorganization within the meaning of Section 368(b) of the Code (“Parent Merger Tax Opinion”); (ii) Citrix to obtain the opinion of Skadden, Arps,

Slate, Meagher & Flom LLP (“Citrix Tax Counsel”), in form and substance reasonably acceptable to Citrix, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, as to the Tax-Free Status of the External Transactions, including that for U.S. federal income Tax purposes, (A) (1) the Contribution and Distribution, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and each of Citrix and SpinCo will be a party to the reorganization within the meaning of Section 368(b) of the Code, (2) the Distribution, as such, will qualify as a distribution of the SpinCo Common Stock to Citrix’s shareholders pursuant to Section 355 of the Code, and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (3) the Merger will not cause Section 355(e) of the Code to apply to the Distribution (the “Citrix Separation Tax Opinion”); and (B) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and SpinCo will be a party to the reorganization within the meaning of Section 368(b) of the Code (the “Citrix Merger Tax Opinion,” and together with the Citrix Separation Tax Opinion, “Citrix RMT Tax Opinions”), and (iii) any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement to be timely filed.

(c) As a condition precedent to the rendering of the Parent Merger Tax Opinion and the Citrix RMT Tax Opinions, Parent, Citrix and SpinCo, and others, if required, shall execute and deliver to Citrix Tax Counsel and Parent Tax Counsel the Tax Representation Letters as of (i) the Closing Date and (ii) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of either of the Registration Statements; provided, however, that (x) the foregoing does not require that any Person make a representation that they do not believe to be accurate and (y) each of Citrix and Parent, respectively, shall be entitled to a reasonable amount of time to provide the other Party with written comments to the Tax Representation Letters in support of the Citrix Merger Tax Opinion and the Parent Merger Tax Opinion, respectively.

(d) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver the Tax Representation Letters at the applicable times set forth in Section 7.07(c); or (ii) why Parent would not be able to obtain the opinion contemplated by Section 8.02(b)(i). As of the date hereof, Citrix and SpinCo do not know of any reason (i) why they would not be able to deliver the Tax Representation Letters at the applicable times set forth in Section 7.07(c); or (ii) why Citrix would not be able to obtain the opinion contemplated by Section 8.03(b)(i).

(e) Citrix (i) as of the date of this Agreement, does not know and has no reason to believe, that any SpinCo Common Stock to be exchanged for Parent Common Stock may not be Qualified SpinCo Common Stock; (ii) will use its reasonable best efforts to prevent any SpinCo Common Stock to be exchanged for Parent Common Stock from not being Qualified SpinCo Common Stock; and (iii) will promptly notify Parent if, before the Effective Time, it knows or has reason to believe that any SpinCo Common Stock to be exchanged for Parent Common Stock may not be Qualified SpinCo Common Stock.

(f) Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

Section 7.08 Control of Other Party’s Business. Nothing contained in this Agreement shall give Citrix or SpinCo, directly or indirectly, the right to control or direct any of the operations of Parent prior to the Closing. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct any of the operations of Citrix, the Transferred Subsidiaries or the SpinCo Business prior to the Closing. Prior to the Closing, each of Citrix, SpinCo, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.09 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, and Citrix shall reasonably cooperate with Parent with respect to such listing.

Section 7.10 Section 16 Matters. Prior to the Effective Time, the parties hereto shall take all steps as may be required to cause any dispositions of SpinCo Common Stock or acquisitions of Parent Common

Stock resulting from the transactions contemplated by this Agreement by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SpinCo or Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11 Confidentiality.

(a) The terms of the Confidentiality Agreement, dated as of November 2015 (the “Confidentiality Agreement”), between Citrix and Parent, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations of Parent contained in the Confidentiality Agreement shall terminate in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the SpinCo Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to Parent or Citrix or their respective Representatives pursuant to Section 7.04 shall in any way amend or diminish the parties’ obligations under the Confidentiality Agreement. Each of Parent and Citrix acknowledges and agrees that any Confidential Information made available to such party or its Representatives pursuant to Section 7.04 or otherwise by the other party or any of its Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.12 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 7.06) to execute and deliver the Loan Agreement and the Ancillary Agreements and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement. In furtherance of the foregoing, prior to the Closing, Citrix and Parent shall use commercially reasonable efforts to enter into definitive agreements setting forth the terms and conditions of the Commercial Arrangements, such terms and conditions to be on an arms’ length basis and mutually agreeable to the parties. Prior to the Closing, (i) neither Citrix nor SpinCo shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement or any Exhibit or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of Parent; and (ii) any consent, approval, authorization or similar action to be taken by SpinCo under the Separation Agreement shall be subject to the prior written consent of Parent in accordance with the terms of the Separation Agreement. Prior to the Closing, Citrix shall keep Parent reasonably informed of the status of the Internal Reorganization, including Citrix’s and SpinCo’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities and shall reasonably consult with Parent regarding the terms of any arrangement established pursuant to Section 2.4 of the Separation Agreement.

(b) Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement.

Section 7.13 Employee Non-Solicitation; Non-Competition.

(a) Citrix agrees that, from and after the date hereof until the date that is two (2) years after the Closing Date, or, in the case of clause (y) below, one (1) year after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, directly or indirectly, (x) solicit for employment any of the SpinCo Employees or (y) hire any of the SpinCo Employees listed on Schedule 7.13(a); provided, however, that (i) the placement of any general mass solicitation or advertising that is not targeted at SpinCo Employees shall not be considered a violation of this Section 7.13(a); and (ii) this Section 7.13(a) shall not preclude

Citrix or its Subsidiaries from soliciting or hiring any SpinCo Employee whose employment with a Parent Entity (including a Transferred Subsidiary) has been terminated by such Parent Entity; and provided further that nothing in this Section 7.13(a) shall require Citrix or any of its Subsidiaries to take any action or refrain from taking any action if such action or inaction would violate applicable Law. For the avoidance of doubt, this Section 7.13(a) shall not restrict activities between Citrix and the SpinCo Employees prior to the Closing Date.

(b) Parent agrees that, from and after the date hereof until the date that is one (1) year after the Closing Date, or, in the case of clauses (y) and (z) below, two (2) years after the Closing Date, it shall not, and shall cause its Subsidiaries (including the Transferred Subsidiaries) not to, without the prior written consent of Citrix, directly or indirectly, (x) solicit for employment any of the employees of Citrix and its Subsidiaries, (y) solicit for employment any of the Citrix employees listed on Schedule 7.13(b)(1) or (z) hire any of the Citrix employees listed on Schedule 7.13(b)(2); provided, however, that (i) the placement of any general mass solicitation or advertising that is not targeted at Citrix employees shall not be considered a violation of this Section 7.13(b); and (ii) this Section 7.13(b) shall not preclude Parent or its Subsidiaries from soliciting or hiring any Citrix employee whose employment with a Citrix Entity has been terminated by such Citrix Entity; and provided further that nothing in this Section 7.13(b) shall require Parent or any of its Subsidiaries to take any action or refrain from taking any action if such action or inaction would violate applicable Law.

(c) In furtherance of the Merger and the transactions contemplated hereby, Citrix covenants and agrees that, from and after the Closing Date until the date that is three (3) years after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, directly or indirectly, engage in any Competitive Business anywhere throughout the world. Notwithstanding the foregoing, nothing herein shall prohibit Citrix or any Citrix Entity from (i) (x) engaging in the businesses conducted by the Citrix Entities (excluding the SpinCo Business) as of the date hereof including, for the avoidance of doubt, all Citrix products and services branded in whole or in part as XenApp, XenDesktop, XenServer, XenMobile, NetScaler, SD-WAN, ShareFile, Citrix Cloud or Octoblu; (y) engaging in the design, development, marketing, sale and support of new technologies, features, products and services to the extent related to any such business (and not any Competitive Business) or any other organic expansion of such business (and not any Competitive Business), through internal innovation or research and development (including, any and all technologies, features, products and services in the Citrix Cloud and internet-of-things initiatives); and (z) engaging in any combination and/or integration, merger, commercializing of currently owned-technologies, acquisition, partnership, license arrangement, joint venture or otherwise to the extent related to any such business (and not any Completive Business), (ii) owning no more than 5% in the aggregate of any class of capital stock or other equity interest of any Person engaged in a Competitive Business, (iii) performing their obligations under this Agreement, the Separation Agreement and the Ancillary Agreements, (iv) (x) utilizing for any purpose the Intellectual Property licensed to Parent and its Subsidiaries by Citrix and its Subsidiaries pursuant and subject to the terms and conditions set forth in the IP License Agreement or (y) utilizing the Intellectual Property licensed to Citrix and its Subsidiaries by Parent and its Subsidiaries pursuant to, and subject to the terms and conditions set forth in, the IP License Agreement, or (v) acquiring a Person which engages in a Competitive Business so long as (x) the total consolidated revenues of such Person from the Competitive Business for the fiscal year ended immediately prior to such acquisition do not exceed 15% of the total consolidated revenues of such Person for such fiscal year, and (y) if such revenues exceed 10% of the total consolidated revenues of such Person for such fiscal year, the Citrix Entities enter into a definitive agreement to divest such Competitive Business so acquired not later than one hundred twenty (120) days after the closing of such acquisition.

Section 7.14 Employee Benefits Matters.

(a) Parent agrees that, for at least one (1) year following the Effective Time, it shall, or shall cause the Surviving Corporation to, except as otherwise required under the Employee Matters Agreement, provide each SpinCo Employee, while such SpinCo Employee remains employed (a “Continuing SpinCo Employee”), with the opportunity to participate in the employee benefit plans, programs and policies of Parent and its Subsidiaries in substantially the same manner as similarly-situated employees of Parent and its Subsidiaries. From and after the Effective Time, Parent shall cause the service of each Continuing SpinCo Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under (i) any severance policy or program of Parent, the Surviving Corporation or any of their Affiliates and (ii) for at least one (1) year after the Effective Time, each other compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Affiliates, but not including any equity compensation plans, programs, agreements or arrangements in which any such employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable employee benefit plan, program or policy of Citrix and its Subsidiaries (each a “Citrix Plan”) immediately prior to the Effective Time and solely to the extent such credit would not result in a duplication of benefits.

(b) From and after the Effective Time, with respect to each Parent Plan that provides for dental, medical or vision benefits in which any Continuing SpinCo Employee participates, Parent shall use commercially reasonable efforts to cause each such Parent Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Plan for such employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Citrix Plan in which such employee was a participant immediately prior to the Effective Time but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the relevant time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 7.14(a) shall control; and (ii) provide each Continuing SpinCo Employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such employee commences participation in such Parent Plan in satisfying any applicable co-payment or deductible requirements under such Parent Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Citrix Plan. Citrix shall as promptly as reasonably practicable provide Parent or its designee with such information as Parent reasonably requests regarding the Citrix Plans and the participation of Continuing SpinCo Employee therein and shall otherwise provide reasonable cooperation and assistance to Parent at Citrix’s expense to the extent reasonably necessary to allow Parent to satisfy its obligations under Sections 7.14(a) and (b).

(c) From time to time, upon Parent’s reasonable request, prior to the Distribution Effective Time, Citrix shall provide Parent with (i) an updated SpinCo Employee Schedule to reflect changes to the information provided on the SpinCo Employee Schedule, including as result of new hires or employment terminations and (ii) an updated SpinCo Contractor Schedule. Upon Parent’s written notice to Citrix delivered at least five days prior to the Distribution Effective Time, Citrix shall cause the employment of any individuals mutually identified by Citrix and Parent to be transferred to Citrix or one of its Subsidiaries (other than SpinCo and its Subsidiaries) effective prior to the Distribution Effective Time and any such transferred employee shall not be a SpinCo Employee for purposes of this Agreement or any Ancillary Agreement.

(d) The parties acknowledge and agree that all provisions contained in this Section 7.14 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, or any right to continued employment with Parent, the Surviving Corporation or any of their Affiliates. Nothing in this Section 7.14 shall be deemed to amend or require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated by this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

Section 7.15 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, Parent, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.16 Defense of Litigation. Parent shall keep Citrix apprised in the defense of any Action brought by stockholders of Parent or in the name of Parent against Parent and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided that, prior to the Effective Time, Parent shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of Citrix (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes Citrix or any of its Subsidiaries, or their directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to have a material adverse effect on the ability of the parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.

Section 7.17 SpinCo Authorized Shares. Prior to the Distribution, Citrix and SpinCo shall take all such actions necessary to amend and restate SpinCo’s certificate of incorporation, in form reasonably acceptable to Parent, such that the authorized number of shares of SpinCo Common Stock shall exceed the number of Shares contemplated by Section 2.04(f) of this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the parties hereto to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Internal Reorganization and Separation. The Internal Reorganization and the Separation shall have been consummated in all material respects in accordance with the Separation Agreement.

(b) Registration Statements. Each Registration Statement, to the extent required, shall have been declared effective by the SEC under the Securities Act or have become effective under the Exchange Act, as applicable, and no stop order suspending the effectiveness of either Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(c) Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Stockholder Approval. The Required Parent Stockholder Vote shall have been obtained.

(e) Competition Law Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings under the antitrust Laws of the jurisdictions identified on Schedule 8.01(e) of the Citrix Disclosure Letter shall have been made or obtained.

(f) Communications Approvals. (i) The FCC Consent shall have been obtained, and (ii) the other consents and approvals of (or filings or registrations with) state public utility commissions or similar state authorities described on Schedule 8.01(f) of the Citrix Disclosure Letter shall have been made or obtained.

(g) No Order. There shall not be in effect any Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, the Internal Reorganization or the Separation.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Citrix contained in this Agreement (A) set forth in Sections 4.01(a) (first two sentences only), 4.01(b) and 4.01(c), 4.03(a) (first sentence only), 4.03(b) and 4.19 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth in Section 4.02(a), 4.02(b) and 4.02(c) shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations; and (C) otherwise set forth in Article IV (1) that are qualified by a “SpinCo Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (2) that are not qualified by a “SpinCo Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a SpinCo Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B) or (C), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement and the Separation Agreement to be complied with by Citrix and SpinCo on or prior to the Closing shall have been complied with in all material respects (except for the covenants set forth in Section 6.01(b)(i), which shall have been complied with in all respects except for de minimis deviations); and (iii) Parent shall have received a certificate of Citrix signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Tax Opinions. Parent shall have received (i) the Parent Merger Tax Opinion from Parent Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect, and (ii) copies of the Citrix RMT Tax Opinions.

(c) Separation Documents. Citrix and SpinCo (or a Subsidiary thereof) shall have entered into each applicable Ancillary Agreement and each such agreement shall be in full force and effect, and to the extent applicable, performed the covenants to be performed by such Citrix Entity thereunder prior to the Closing in all material respects.

(d) Financing. Citrix shall have executed and delivered the Loan Agreement to Parent.

(e) FIRPTA Matters. Citrix shall have delivered to Parent a statement described in Treasury Regulations section 1.1445-2(c)(3)(i), dated within thirty (30) days prior to the Closing Date and in a form reasonably acceptable to Parent, certifying that the interests of SpinCo are not U.S. real property interests.

Section 8.03 Conditions to the Obligations of Citrix and SpinCo. The obligations of Citrix and SpinCo to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (A) set forth in Sections 5.01(a) (first two sentences only), 5.01(b) and 5.01(c) and 5.19 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth in Section 5.02(a) and 5.02(b) shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations; and (C) otherwise set forth in Article V (1) that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (2) that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B) or (C), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub on or prior to the Closing shall have been complied with in all material respects (except for the covenants set forth in Section 6.02(b)(i), which shall have been complied with in all respects except for de minimis deviations); and (iii) Citrix shall have received a certificate of Parent signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Tax Opinions. Citrix shall have received (i) the Citrix RMT Tax Opinions from Citrix Tax Counsel, which shall not have been withdrawn or modified in any material respect, and (ii) a copy of the Parent Merger Tax Opinion.

(c) Separation Documents. Parent (or a Subsidiary thereof) shall have entered into each applicable Ancillary Agreement and each such agreement shall be in full force and effect, and to the extent applicable, performed the covenants to be performed by it thereunder prior to the Closing in all material respects.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by either Parent or Citrix, if the Closing shall not have occurred by the date that is twelve (12) months after the date hereof (the “Initial Termination Date”); provided that if the conditions set forth in Sections 8.01(e), 8.01(f) and 8.01(g) shall not have been satisfied or waived by the Termination Date, but all other conditions to Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then either Parent or Citrix may extend the Termination Date to the close of business on the date that is fifteen (15) months after the date hereof (the “Extended Termination Date” and, together with the Initial Termination Date, as applicable, the “Termination Date”) by giving written notice of such extension to the other party; provided, further, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement or the Separation Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(b) by either Parent or Citrix, in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins the consummation of the Merger and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of the issuance of such Governmental Order or other action;

(c) by either Parent or Citrix, if at the Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof) the Required Parent Stockholder Vote shall not have been obtained;

(d) by Citrix, if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.03(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, prior to the Termination Date; provided that Citrix shall have given at least thirty (30) days’ (or such lesser time remaining prior to the Termination Date) prior written notice to Parent of such breach; provided, further, that Citrix is not then in breach of this Agreement or the Separation Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied;

(e) by Citrix, if (i) a Change in the Parent Recommendation has occurred; (ii) Parent shall have failed to include the Parent Recommendation in the Proxy Statement; (iii) Parent shall have failed to convene the Parent Stockholders’ Meeting at least sixty (60) days prior to the Termination Date; or (iv) Parent shall have failed to comply in all material respects with its obligations in Section 7.03 (it being understood, for the avoidance of doubt, that any failure to comply with such covenants that results in a Competing Parent Transaction shall be deemed material); provided that, in the event of a Change in the Parent Recommendation with respect to a Competing Parent Transaction under clause (i) of this Section 9.01(e), Citrix shall provide written notice to Parent of its decision to terminate this Agreement pursuant to Section 9.01(e)(i) within thirty (30) calendar days after Citrix has been notified by Parent in writing of such Change in the Parent Recommendation, and if Citrix does not provide such notice within such thirty (30) calendar day period, Citrix shall be deemed to have waived the termination right under Section 9.01(e)(i) solely with respect to such Change in the Parent Recommendation (it being understood that Citrix shall retain the right to terminate this Agreement pursuant to any other applicable provision of this Section 9.01 and to receive any payments related thereto under Section 9.03 of this Agreement);

(f) by Parent, if a breach of any representation, warranty, covenant or agreement on the part of Citrix or SpinCo set forth in this Agreement or the Separation Agreement (including an obligation to consummate the Internal Reorganization, the Separation or the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, prior to the Termination Date; provided that Parent shall have given at least thirty (30) days’ (or such lesser time remaining prior to the Termination Date) written notice to Citrix of such breach; provided, further, that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied; or

(g) by the written consent of the parties hereto.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Representatives; provided that no such termination shall relieve any party from liability for fraud committed prior to such termination or for any willful and material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that Section 7.11, this Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03 Fees and Expenses.

(a) The parties hereto agree that:

(i) if Citrix terminates this Agreement pursuant to Section 9.01(e), then, no later than two (2) Business Days after the date of Citrix’s notice of such termination, Parent shall pay to Citrix the Termination Fee in cash in immediately available funds; and

(ii) if (A) Parent or Citrix, as applicable, terminates this Agreement pursuant to Section 9.01(a), Section 9.01(c) or Section 9.01(d); (B) prior to the termination of this Agreement, a Competing Parent Transaction shall have been publicly announced and not publicly withdrawn or otherwise communicated to the Parent Board or management and not withdrawn; and (C) on or prior to the date that is twelve (12) months after the date of such termination, Parent enters into a Competing Parent Transaction Agreement or consummates a Competing Parent Transaction (whether or not the applicable Competing Parent Transaction is the same as the original Competing Parent Transaction publicly announced or communicated), then (x) on the earlier of the date Parent enters into a Competing Parent Transaction Agreement with respect to, or consummates, a Competing Parent Transaction with any Person (or Affiliate thereof) involved in a Competing Parent Transaction publicly announced or communicated prior to the termination of this Agreement or (y) on the date Parent consummates any other Competing Parent Transaction, Parent shall pay to Citrix the Termination Fee in cash in immediately available funds, less the amount of any Expenses reimbursed by Parent pursuant to Section 9.03(b); provided that, solely for purposes of this Section 9.03(a)(ii), the references to “15%” in the definition of Competing Parent Transaction shall be deemed to refer to “50%.”

(b) The parties hereto agree that, if this Agreement shall be terminated pursuant to Section 9.01(c), then Parent shall reimburse Citrix and SpinCo for all of their Expenses in cash in immediately available funds, up to a maximum of $10.0 million, in the aggregate, not later than two (2) Business Days after submission by Citrix of statements therefor.

(c) Except as expressly set forth in this Agreement, including this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such Expenses, whether or not the Merger or any other transaction contemplated by this Agreement is consummated.

(d) The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that Parent shall fail to pay the Termination Fee, or Parent shall fail to pay any Expenses, when due, the amount of such payments shall be increased to include the out-of-pocket costs and expenses incurred or accrued by or on behalf of Citrix and SpinCo (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee or Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate of interest equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed). Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of fraud or willful and material breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate or instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Effective Time (or survive termination of this Agreement, as applicable, pursuant to Section 9.02 hereof).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email or facsimile (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Citrix and, on or prior to the Closing, to SpinCo:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Facsimile: (954) 267-3101

Attn: General Counsel

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Facsimile: (617) 649-1409

Attn:  Stuart M. Cable, Esq.

          Lisa R. Haddad, Esq.

(b)	if to Parent, Merger Sub, and, following the Closing, to SpinCo:

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Facsimile: (781) 437-1820

Attn:  Chief Financial Officer

          General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 948-6001

Attn:  John H. Chory

          Bradley C. Faris

Section 10.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the Loan Agreement, the Separation Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding such matters without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that (a) the prior written consent of the other parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other parties and (b) Parent shall not be required to consult with or obtain any consent from the other parties hereto before issuing any press release or making any other public statement with respect to a Change in the Parent Recommendation effected in accordance with Section 7.03 or with respect to its receipt and consideration of any proposal for a Competing Parent Transaction.

Section 10.04 Severability. If any term or other provision (or part thereof) of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement, the Disclosure Letters, the Separation Agreement, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 10.06 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of Citrix and Parent (which consent may be granted or withheld in the sole discretion of Citrix or Parent) and any attempted assignment that is not in accordance with this Section 10.06 shall be null and void.

Section 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.08.

Section 10.08 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 10.09 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.10 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall to the fullest extent permitted by Law be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the Parent Share Issuance, if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law). The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 10.02; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.14 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

GETGO, INC.

By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Secretary

LOGMEIN, INC.

By:	/s/ William R. Wagner
	Name:	William R. Wagner
	Title:	President and Chief Executive Officer

LITHIUM MERGER SUB, INC.

By:	/s/ William R. Wagner
	Name:	William R. Wagner
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Project Gravity

Summary of Revolving Credit Facility Terms

The terms below will be documented in customary form and subject to customary terms for senior unsecured revolving indebtedness. This term sheet is not an offer or acceptance, and no commitment or contract is formed by discussion, negotiation, circulation or delivery of this document. The parties agree and intend that neither party is bound by any terms herein unless and until definitive documentation specifying the terms and conditions under which the parties agree to be bound is subsequently negotiated and executed, and only then after both parties have delivered written, signed acceptance of that contract to the other party.

Borrower:	LogMeIn, Inc., a Delaware corporation (the “Borrower”).

Lender:	Citrix and/or one or more of its subsidiaries (the “Lender”).

Facility:	A revolving credit facility of USD$25.0 million (the “Revolving Credit Facility”) under which borrowings may be made from time to time during the period from the date following the closing date until the business day prior to the second anniversary of the closing date, subject to the conditions set forth herein.

Guarantors:	Each direct and indirect subsidiary of the Borrower that is organized under the laws of the United States and is required to be a guarantor from time to time under the Credit Agreement, dated as of February 18, 2015 (as amended, amended and restated, supplemented and otherwise modified from time to time through the closing date, the “JPM Credit Agreement”), among the Borrower and LogMeIn Ireland Holding Company Limited, an Irish incorporated limited liability company, as co-borrowers, and JPMorgan Chase Bank, N.A. as Administrative Agent.

Interest Rate:	Interest shall be payable on the outstanding principal amount of all loans and other unpaid obligations at a rate per annum equal to one-month LIBOR plus the applicable margin set forth in the following grid.

Pricing Level	Consolidated Total Leverage Ratio	Applicable Margin
1	< 1.00:1.00	2.25%
2	≥ 1.00:1.00 and < 2.00:1.00	2.50%
3	≥ 2.00:1.00	2.75%

Interest shall be payable in cash on the last business day of each calendar month.

Notwithstanding the foregoing, if any principal of or interest on any loan or other amount is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate applicable on outstanding loans.

Upfront Fee:	None.

Commitment/Unused Line Fee:	None.

Term:	24 months, commencing upon the closing of Project Gravity.

Security:	None.

Use of Proceeds:	The proceeds of advances under the Revolving Credit Facility shall be used for general corporate purposes of the Borrower and its subsidiaries.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Revolving Credit Facility shall be permitted at any time upon five (5) business days’ prior written notice, without premium or penalty in minimum amounts of USD$1.0 million (or if less, the remaining outstanding amount) and with a maximum frequency to be agreed.

Representations and Warranties:	The Borrower and its subsidiaries shall make solely the following representations and warranties: organization and powers; authorization and enforceability; governmental approvals and no conflicts (including with the JPM Credit Agreement); financial condition; following the closing date, no material adverse change; property; litigation and environmental matters; compliance with laws and agreements; investment company status; taxes; ERISA; anti-corruption laws and sanctions; subsidiaries; federal regulations; employment matters; and no default.

Affirmative Covenants:	The Borrower and its subsidiaries shall be subject solely to the following affirmative and reporting covenants: delivery of financial statements, notice of rating change and other information; notices of material events; existence and conduct of business; payment of obligations; maintenance of properties and insurance; books and records and inspection rights; compliance with laws; use of proceeds; and additional guarantors.

Negative Covenants:	The Borrower and its subsidiaries shall be subject to solely the following negative covenants: indebtedness; liens; fundamental changes and conduct of business; investments, loans, advances, guarantees, and acquisitions; swap agreements; restricted payments; transactions with affiliates; restrictive agreements and capital expenditures.

Financial Covenants:	The Borrower shall not permit (i) the Consolidated Total Leverage Ratio as of the last day of any four-quarter period to be greater than 3.25:1.00 and (ii) the Consolidated Interest Coverage Ratio as of the last day of any four-quarter period to be less than 2.50:1.00, with such financial covenants and components calculated in a manner consistent with the JPM Credit Agreement.

Events of Default:	The Borrower and its subsidiaries shall be subject solely to the following events of default: payment defaults; representations and warranties; failure to perform covenants and agreements; cross-default to subordinated and unsecured material indebtedness and cross-acceleration to other material indebtedness; insolvency and bankruptcy matters; judgments and attachments; ERISA events; change of control; and invalidity of any loan documents.

Closing Conditions:	The effectiveness of the Revolving Credit Facility shall be subject solely to the following closing conditions: closing of Project Gravity in

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accordance with the applicable documents; loan documents; lien searches; certified organizational documents, good standings and certificates; officer’s certificate; fees and expenses; financial statements; know-your-customer, etc.; solvency certificate; and governmental and third party approvals.

Conditions to each Extension of Credit:

Each advance shall be subject solely to satisfaction of the following conditions: (i) all of the representations and warranties in the Revolving Credit Facility documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by materiality); (ii) no default or event of default shall exist or result therefrom; and (iii) delivery of a written borrowing notice at least five (5) business days prior to the proposed advance date.

Each advance shall be in US dollars in a minimum amount of $3.0 million and in increments of $1.0 million in excess thereof (or such lesser amount consisting of the entire unused commitment). The Lender shall not be required to advance more than 2 loans in any calendar month.

Assignments:	The Lender shall be permitted to make assignments of the loans and commitments, subject to the consent of the Borrower, which consents shall not be unreasonably withheld, conditioned or delayed; provided however, that the consent of the Borrower shall not be required (i) in connection with assignments to affiliates of the Lender, or (ii) if an event of default exists.

Indemnification	The Borrower and the Guarantors, on a joint and several basis, shall indemnify and hold harmless the Lender, each affiliate of the Lender, and each of their officers, directors, employees, partners, members, controlling persons, agents, advisors and other representatives (each an “Indemnified Party”) from and against all losses, liabilities, claims, damages or reasonable expenses arising out of or relating to the Revolving Credit Facility, the Borrower’s use of proceeds thereof or the commitments, including, but not limited to, legal fees and settlement costs (but limited to one counsel for all the Indemnified Parties and, if necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), except for such amounts resulting from such Indemnified Party’s bad faith, gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction.

Expenses:	The Borrower shall pay all reasonable and documented costs and expenses (including reasonable legal fees) incurred by the Lender in connection with any amendments, restatements, supplements, consents, waivers, restructurings, refinancings, or other modifications with respect to the Revolving Credit Facility documents (whether or not the transactions contemplated thereby are consummated), or in connection with any modifications to the senior loan documents, and as a point of clarification, the Borrower shall not be required to pay any fees and expenses incurred by the Lender with respect to the initial documentation for the Revolving Credit Facility. The Borrower also shall pay the reasonable and documented fees and expenses (including reasonable and documented legal and accounting fees) of the Lender in

3

connection with the administration or enforcement of any of Revolving Credit Facility documents, including in connection with any work-out or restructuring.

Governing Law and Submission to Jurisdiction:	New York.

Documentation Principles:	The provisions of the credit agreement (including, without limitation, accounting terms, increased costs, taxes, amendments, and survival) for the Revolving Credit Facility shall be based on the JPM Credit Agreement, in each case except as specifically set forth in this term sheet, and shall be modified to reflect the nature of the Revolving Credit Facility as an unsecured facility, to accommodate (giving effect to the below-referenced cushion) as agreed to by Borrower and Lender the increased size of Borrower and its subsidiaries since the initial closing of the JPM Credit Agreement and to make other modifications agreed to by Borrower and Lender. All dollar baskets with respect to negative covenants and events of default will be set back 20% from the applicable dollar baskets in the JPM Credit Agreement.

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ANNEX B

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GETGO, INC.

FIRST: The name of the corporation is GETGO, INC. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801-1120, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which are Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

SIXTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the

Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

EIGHTH: Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this express reservation.

EXECUTED on [ ● ], 2016.

[ ● ], President

ANNEX C

FORM OF

RESTATED BY-LAWS

OF

GETGO, INC.

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ARTICLE I.

OFFICES

Section 1.1 Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings. Meetings of stockholders shall be held at any place within or without the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2.2 Annual Meeting of Stockholders. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 2.3 Quorum; Adjourned Meetings and Notice Thereof. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 2.4 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 2.5 Proxies. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article V, Section 5.6 hereof. All elections shall be had and all questions decided by a plurality vote.

Section 2.6 Special Meetings. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.7 Notice of Stockholder’s Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 2.8 Maintenance and Inspection of Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.9 Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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ARTICLE III.

DIRECTORS

Section 3.1 Number, Election and Tenure. The number of directors of the corporation shall be determined from time to time by resolution of the Board. Directors shall be elected at the annual meeting of stockholders and each director shall serve until such person’s successor is elected and qualified or until such person’s death, retirement, resignation or removal.

Section 3.2 Vacancies. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware (the “Court of Chancery”) may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3.3 Powers. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 3.4 Directors’ Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 3.5 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 3.6 Special Meetings. Special meetings of the Board of Directors may be called by the President on forty-eight hours’ notice to each director, either personally or by mail, facsimile, telegram or other means of electronic transmission; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.

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Section 3.7 Quorum. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

Section 3.8 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.9 Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.10 Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 3.11 Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

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Section 3.12 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.13 Indemnification.

(a) The corporation shall, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(c) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation,

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partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

(d) To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (b) and (c) of this Section 3.13, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

(e) Any indemnification under paragraphs (b) and (c) of this Section 3.13 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (b) and (c) of this Section 3.13. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(f) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(g) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(h) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee

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or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section 3.13.

(i) For purposes of this Section 3.13, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 3.13 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(j) For purposes of this Section 3.13, references to “other enterprises” shall include any other corporation or any partnership, joint venture, trust, employee benefit plans or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 3.13.

(k) For purposes of this Section 3.13, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The provisions of this Section 3.13 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in paragraphs (b) and (c) hereof, as the case may be.

(l) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 3.13 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(m) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification

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brought under this Section 3.13 or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

(n) Any amendment, repeal, or modification of this Section 3.13 shall not adversely affect any right or protection of a person entitled to rights or protection hereunder existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IV.

OFFICERS

Section 4.1 Officers. The officers of this corporation shall be chosen by the Board of Directors and shall include a President, a Secretary and a Treasurer. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 4.3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 4.2 Election of Officers. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

Section 4.3 Subordinate Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.4 Compensation of Officers. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

Section 4.5 Term of Office; Removal and Vacancies. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 4.6 Chairman of the Board. The Chairman of the Board, if such an officer be appointed, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 4.7 of this Article IV.

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Section 4.7 Chief Executive Officer. The Chief Executive Officer, if such an officer be appointed, shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors.

Section 4.8 President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation, unless such an officer is elected separately by the Board of Directors, and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 4.10 Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 4.11 Assistant Secretaries. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

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Section 4.12 Vice President. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

Section 4.13 Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V.

CERTIFICATES OF STOCK

Section 5.1 Certificates. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares.

Section 5.2 Signatures on Certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 5.3 Statement of Stock Rights, Preferences, Privileges. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Section 5.4 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.5 Transfers of Stock. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5.6 Fixing Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.7 Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE VI.

GENERAL PROVISIONS

Section 6.1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 6.2 Payment of Dividends. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

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Section 6.3 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 6.4 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 6.5 Corporate Seal. The corporate seal, if any, shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware”. Said seal, if any, may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6.6 Manner of Giving Notice. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile, telegram or other means of electronic transmission.

Section 6.7 Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed to be equivalent to notice. Except as otherwise provided in Section 222 of the DGCL, attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.8 Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

ARTICLE VII.

AMENDMENTS

Section 7.1 Amendment by Directors or Stockholders. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

*        *        *

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ANNEX D

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

[            ], 2016

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.

40 West 57th Street

New York, NY 10019

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between LogMeIn, Inc., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (together with Elliott Associates and Elliott International, the “Investors”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 8 below.

1. Effective upon the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among Citrix Systems, Inc., a Delaware corporation (“Carbon”), GetGo, Inc., a Delaware corporation and wholly owned subsidiary of Carbon (“SpinCo”), the Company, and Lithium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), dated July [    ], 2016, Jesse Cohn shall be appointed as one of the members of the Board of Directors of the Company (the “Board”) designated by Carbon pursuant to Section 2.07 of the Merger Agreement (the “Investor Designee”). [The Investor Designee shall be appointed as a Class [    ] Director with a term expiring at the Company’s [    ] Annual Meeting of Stockholders.]

2. In connection with the Company’s 2017 Annual Meeting of Stockholders (and any adjournments or postponements thereof) (the “2017 Annual Meeting”), so long as the Investor Designee has been nominated by the Board for re-election as a director or continues to serve as a director in a class whose term will not expire at such meeting, and at each subsequent Annual Meeting of Stockholders of the Company (and any adjournments or postponements thereof) at which the Investor Designee has been nominated by the Board for re-election as a director or continues to serve as a director in a class whose term will not expire at such meeting, the Investors will cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for the 2017 Annual Meeting or such subsequent Annual Meeting of Stockholders in favor of (A) the election of directors nominated by the Board and (B) otherwise in accordance with the Board’s recommendation on any non-Extraordinary Transaction related proposals; provided, that, notwithstanding anything to the contrary, the obligations of the Investor in this paragraph 2 shall terminate automatically if the Investor Designee does not accept such nomination by the Board for re-election as a director, the Investor Designee resigns from the Board or a Company Event (as defined below) occurs.

3. The parties hereto acknowledge that the Investor Designee, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company (including, but not limited to, the policies with respect to management being responsible for managing communications with external constituencies) as other directors (collectively, “Company Policies”), and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company represents and warrants that: (i) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2016 or have otherwise been provided to the Investors, and such Company Policies will not be amended prior to the appointment of the Investor Designee and (ii) during the Restricted Period, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

4. The Company will take all action necessary to appoint the Investor Designee as a member of the Operating Committee (as defined in the Merger Agreement) upon the formation of such committee in accordance with the terms of the Merger Agreement.

5. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 5 terminate as provided herein (such period, the “Restricted Period”), the Investors will not, and will cause their respective Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a) engage in any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(b) knowingly encourage or advise any other Person or knowingly assist any Person in so encouraging or advising any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement or advice that is consistent with Company management’s recommendation in connection with such matter);

(c) form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities, other than solely with other Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;

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(d) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets of the Company, or rights or options to acquire any Voting Securities or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case if such acquisition or transaction would result in the Investors having beneficial ownership (voting power or economic exposure) of more than 9.9% of the Company’s outstanding common stock;

(e) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Investors to any Third Party;

(f) make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph;

(g) enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(h) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) conduct a referendum of stockholders;

(i) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(j) make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

(k) except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver,

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amendment or modification to the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(l) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 5; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (D) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(m) enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investors are prohibited from taking pursuant to this paragraph 5; or

(n) make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

provided, that the restrictions in this paragraph 5 shall terminate automatically upon the earliest of (i) as a non-exclusive remedy for any such breach, upon five (5) business days’ prior written notice by the Investors following a material breach of this Agreement by the Company (including, without limitation, a failure to appoint the Investor Designee to the Board in accordance with paragraph 1 or to the Operating Committee in accordance with paragraph 4) if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given, (ii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, (iii) the commencement of any tender or exchange offer (by a person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, (iv) such time as the Company issues a preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2017 Annual Meeting that are inconsistent with the terms of this Agreement or (v) the adoption by the Board of any amendment to the Certificate of Incorporation or Bylaws of the Company that would reasonably be expected to substantially impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future Company Annual Meeting

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of Stockholders (any of events described in clauses (i) through (v), a “Company Event”). Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 5 shall prohibit or restrict the Investor Designee from exercising his rights and fiduciary duties as a director of the Company or restrict his discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.

6. During the Restricted Period, the Company, the Investors and the Investor Designee shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees (including, without limitation, any statements or announcements regarding the Company’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Company: the Investors and the Investors’ advisors, their respective employees or any person who has served as an employee of the Investors and the Investors’ advisors. The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7. The Company hereby agrees that the Investor Designee may provide confidential information of the Company to the Investors and their Affiliates subject to, and solely in accordance with the terms of, a confidentiality agreement in the form attached hereto as Exhibit A (which the Investors agree to execute and deliver to the Company simultaneously with the Investors’ execution and delivery of this Agreement). The Investors and the Investor Designee hereby acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information. Accordingly, the Investors shall, and shall cause their Affiliates to, purchase and sell securities of the Company only in compliance with the Company’s insider trading policy, a copy of which has been provided to the Investors.

8. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided that “Affiliate” shall not include any person that is a publicly held concern and is otherwise an Affiliate solely by reason of the fact that an employee or principal of the Investor serves as a member of the board of directors or similar governing body of such concern; (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act and shall include any other economic exposure to Company common stock, including through any swap or other derivative transaction, that gives a Person the economic equivalent of ownership of Company common stock, including, without limitation, the notional number of shares subject to derivative agreements in the form of cash-settled swaps; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on

5

which the Federal Reserve Bank of New York is closed; (d) “Expiration Date” means the first anniversary of the date of this Agreement; provided that, if the Investor Designee remains a director of the Company as of such anniversary date, then the Expiration Date shall be automatically extended until the earlier of (i) the date that the Board fails to re-nominate the Investor Designee as a director of the Company in connection with an Annual Meeting of Stockholders at which the Investor Designee’s term of office expires or (ii) the date that the Investor Designee resigns as a director of the Company (for the avoidance of doubt, it is understood and agreed that the Board shall have no obligation to re-nominate the Investor Designee as a director of the Company [following the 2017 Annual Meeting]1); (e) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (f) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (g) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

9. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) neither it nor any of its Affiliates has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with any member of the Board (other than the Investor Designee) pursuant to which such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board; and (c) as of the date of this Agreement, (i) the Investors, together with all of their respective Affiliates, as of the Closing of the Merger (as defined in the Merger Agreement) will collectively beneficially own, an aggregate of [ ● ] shares of Voting Securities and (ii) except as previously disclosed in writing to the Company prior to the execution of this Agreement, none of the Investors nor any of their respective Affiliates, is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities.

10. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) the execution and delivery of this Agreement does not require the approval of the stockholders of the Company; and (c) the execution and delivery of this Agreement does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

[1]	To confirm to which class the Investor Designee will be designated.

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11. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

12. This Agreement (including its exhibits) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 20 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the

7

parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

15. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

16. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Facsimile: (781) 437-1820

Attn: Chief Financial Officer

          General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 948-6001

Attn: John H. Chory

                 Bradley C. Faris

If to the Investors:

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.

40 West 57th Street

New York, NY 10019

Attn:      Jesse Cohn

email:    jcohn@elliottmgmt.com

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn:      Richard J. Birns, Esq.

email:    rbirns@gibsondunn.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.

17. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

18. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

19. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

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Very truly yours,

LOGMEIN, INC.

By:
Name:
Title:

Confirmed and Agreed to:

ELLIOTT ASSOCIATES, L.P. By: Elliott Capital Advisors, L.P., its General Partner By: Braxton Associates, Inc., its General Partner

By:
Name:
Title:

ELLIOTT INTERNATIONAL, L.P. By: Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:
Name:
Title:

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:
Name:
Title:

[Signature Page to Letter Agreement]

Exhibit A

Confidentiality Agreement

PERSONAL AND CONFIDENTIAL

[Date]

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.

40 West 57th Street

New York, NY 10019

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the Investor Designee to the Board of Directors (the “Board”) of LogMeIn, Inc. (the “Company”) pursuant to the other letter agreement, dated as of the date hereof, between the Company and you (the “Cooperation Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Cooperation Agreement. Subject to the terms of, and in accordance with, this letter agreement, you and, subject to the restrictions in paragraph 1, your Representatives and Affiliates, may receive certain information about the Company and its subsidiaries, divisions and Affiliates from the Investor Designee that is confidential and proprietary and the disclosure of which could harm the Company and its subsidiaries. You understand and agree that disclosure of any such information by the Investor Designee shall be subject in all cases to his fiduciary duties to the Company and its stockholders and the Company Policies. Without limiting the generality of the foregoing, it is understood and agreed that the Investor Designee shall not disclose to you or your Representatives or Affiliates (i) any information regarding the deliberations of the Board or its committees as a whole or of individual members of the Board or its committees or members of the Company’s management (which the parties agree shall not include factual information regarding the Company and its subsidiaries, divisions and Affiliates), (ii) any confidential or proprietary information of any third party in the possession of the Company and its subsidiaries that either (x) is identified as such to the Investor Designee by or on behalf of the Company or (y) as to which it is reasonably apparent that the Company or any of its subsidiaries is obligated by a contractual, legal or fiduciary obligation prohibiting disclosure or (iii) any information that may constitute waiver of the Company’s or any of its subsidiaries’ attorney-client privilege or attorney work-product privilege (both with respect to internal or external legal counsel) that is identified as such to the Investor Designee by or on behalf of the Company.

As a condition of your being furnished such information, you agree to treat any information, whether written or oral, concerning the Company or any of its subsidiaries, divisions or Affiliates that is furnished to you by or on behalf of the Investor Designee (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Confidential Information” includes, without limitation, all notes, analyses, data or other documents furnished to you or your Affiliates or Representatives or prepared by you or your Affiliates or Representatives to the extent such materials reflect or are based upon, in whole or in part, the Confidential Information. The term “Confidential Information” does not include information that (a) is or becomes available to you or the Investor Designee on a nonconfidential basis from a source other than the Company or its Affiliates or representatives; provided that such source is not known by you or the Investor Designee to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives or Affiliates in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives or Affiliates without the use of the Confidential Information or in violation of the terms of this letter agreement. For purposes of this letter agreement, the term “Representatives” shall include your and your Affiliates’ directors, officers, employees and attorneys.

1. You hereby agree that the Confidential Information will be kept confidential and used solely for the purpose of monitoring and evaluating your investment in the Company; provided, however, that the Confidential Information may be disclosed (i) to your Affiliates and any of your Representatives who need to know such information for the sole purpose of advising you on your investment in the Company, (ii) in accordance with paragraph 3 of this letter agreement, or (iii) as the Company may otherwise consent in writing. All such Affiliates and Representatives shall (A) be informed by you of the confidential nature of the Confidential Information, (B) agree to keep the Confidential Information strictly confidential, and (C) be advised of the terms of this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Affiliates or Representatives as if they were party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Affiliates and Representatives with respect to such breach).

2. You hereby acknowledge that you, your Affiliates and your Representatives are aware that the Confidential Information may contain material, non-public information about the Company, and that the U.S. securities laws restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information, and further acknowledge your obligations and those of your Affiliates and Representatives under Section 7 of the Cooperation Agreement.

3. Notwithstanding anything to the contrary provided in this letter agreement, in the event you or any of your Affiliates or Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or otherwise pursuant to applicable law, regulation or the rules of any national securities exchange (as determined based on advice of outside legal counsel) to disclose all or any part of the Confidential Information, agree to, to the extent permitted by applicable law, (a) promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) in the case of any External Demand, assist the Company, at the Company’s request and expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, (i) you or your Affiliates or Representatives, as the case may be, may disclose only that portion of the Confidential Information which you or your Affiliates or Representatives are advised by

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counsel is legally required to be disclosed and to the extent you or your Affiliates or Representatives are advised by counsel is legally required, and, in the case of any External Demand, you or your Affiliates or Representatives shall, at the Company’s request and expense, exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, and (ii) you or your Affiliates or Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Affiliates or Representatives in violation of this letter agreement. Notwithstanding the foregoing, except in the case of an External Demand, you and your Affiliates and Representatives may disclose Confidential Information pursuant to this paragraph 3 if but only if such disclosure requirement does not arise from a breach of paragraph 9 of the Cooperation Agreement. For the avoidance of doubt, it is understood and agreed that there shall be no “applicable law”, “regulation” or “rule” requiring you or your Affiliates or Representatives to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Affiliates or Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or you or your Affiliates or Representatives would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4. Upon the Company’s demand, you shall either promptly (at your option) (a) destroy the Confidential Information and any copies thereof, or (b) return to the Company all Confidential Information and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement, provided that (i) you and your Affiliates and Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law or such person’s document retention policies designed to ensure compliance with applicable law and (ii) the foregoing shall not require the deletion of Confidential Information from computer archives maintained in the ordinary course (provided that you and your Affiliates and Representatives shall continue to be bound by the obligations of confidentiality hereunder with respect to such Confidential Information for such period of time as you and such Affiliates or Representatives retain such Confidential Information).

5. You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Affiliates or Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its reasonable best efforts to cause its Affiliates to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

6. You agree that (a) none of the Company or their respective Affiliates or representatives shall have any liability to you or any of your Affiliates or Representatives resulting from the selection, use or content of the Confidential Information by you or your Affiliates or Representatives and (b) none of the Company or their respective Affiliates or representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any

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obligation on the part of the Company or any of its subsidiaries, Affiliates or representatives to provide you or your Affiliates or Representatives with any Confidential Information, nor shall it entitle you or your Affiliates or Representatives (other than the Investor Designee in his capacity as a director of the Company) to participate in any Board or committee meetings. All Confidential Information shall remain the property of the Company and its subsidiaries. Neither you nor any of your Affiliates or Representatives shall by virtue of any disclosure of and/or your or their use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company and its subsidiaries.

7. No failure or delay by any party or any of its representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties.

8. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

9. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement, and agree not to commence any action, suit or proceeding related thereto except in such courts.

10. This letter agreement and the Cooperation Agreement (including the exhibits thereto) contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

11. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

12. Except as otherwise set forth herein, this letter agreement shall terminate three (3) years from the date on which the Investor Designee ceases to be a director of the Company; provided that you and your Affiliates shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its subsidiaries under applicable law; and provided further that any liability for breach of this letter agreement prior to such termination shall survive such termination.

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Very truly yours,

LOGMEIN, INC.

By:
Name:
Title:

Confirmed and Agreed to:

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P.,
its General Partner
By: Braxton Associates, Inc.,
its General Partner

By:
Name:
Title:

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:
Name:
Title:

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:
Name:
Title:

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